Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

NUVEI CORPORATION,

Pinnacle Merger Sub, Inc.

and

Paya Holdings Inc.

Dated as of January 8, 2023

i

TABLE OF CONTENTS

(cont’d)

ii

TABLE OF CONTENTS

(cont’d)

ANNEXES

Annex I	Conditions to the Offer

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 8, 2023, by and among Nuvei Corporation, a corporation incorporated pursuant to the laws of Canada (“Parent”), Pinnacle Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Paya Holdings Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to herein as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in this Agreement.

RECITALS

A. Pursuant to this Agreement, Merger Sub has agreed to commence, and Parent has agreed to cause Merger Sub to commence, a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the shares of Company Common Stock issued and outstanding, at a price per share of Company Common Stock of $9.75 (such amount, or any other amount per share of Company Common Stock paid pursuant to the Offer, as may be adjusted in accordance with Section 2.6(b), the “Per Share Price”), to the holder of such share of Company Common Stock, in cash, without interest thereon (but subject to applicable withholding), on the terms and subject to the conditions set forth in this Agreement;

B. Following consummation of the Offer, subject to the terms and conditions of this Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger” and, together with the Offer and the other transactions contemplated by this Agreement, the “Transactions”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent in accordance with the DGCL, and each share of Company Common Stock that is not (a) validly tendered and irrevocably accepted for purchase pursuant to the Offer, (b) a Dissenting Company Share or (c) an Owned Company Share will thereupon be converted into the right to receive cash in an amount equal to the Per Share Price, on the terms and subject to the conditions set forth in this Agreement;

C. Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and shall be consummated as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement;

D. The Company Board has unanimously (a) determined and declared that this Agreement and the Transactions, including the Offer and the Merger, are advisable and in the best interests of the Company and the Company’s stockholders, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (c) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares to Merger Sub pursuant to the Offer and (d) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL;

E. The respective boards of directors of each of Parent and Merger Sub have unanimously (a) determined and declared that this Agreement and the Transactions, including the Offer and the Merger, are advisable and in the best interests of each of Parent and Merger Sub, respectively, and their respective stockholders, and (b) approved the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions, including the Offer and the Merger;

F. Concurrently with the execution and delivery of this Agreement as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, GTCR Ultra-Holdings, LLC and the Company are entering into a tender and support agreement (the “Tender and Support Agreement”), pursuant to which, among other things, GTCR Ultra-Holdings, LLC has agreed, in each case upon the terms and subject to the conditions set forth therein, to tender all of its shares of Company Common Stock to Merger Sub in response to the Offer; and

G. Concurrently with the execution and delivery of this Agreement, GTCR Ultra-Holdings, LLC and the Company are entering into a termination agreement (the “Termination Agreement”), with respect to the termination of the Tax Receivable Agreement immediately prior to the Offer Expiration Time.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “2020 Merger Agreement” means that certain Agreement and Plan of Merger by and among GTCR-Ultra Holdings, LLC, GTCR Ultra-Holdings II, LLC, FinTech Acquisition Corp. III Parent Corp., FinTech III Merger Sub Corp., FinTech Acquisition Corp. III, GTCR/Ultra Blocker, Inc., and GTCR Fund XI/C LP, dated as of August 3, 2020.

(b) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case, containing substantive terms that are not less favorable in any material respect to the Company than those contained in the Confidentiality Agreement and that does not prohibit the Company from complying with this Agreement, including Section 5.3 (provided that for the avoidance of doubt, any such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal); provided that an Acceptable Confidentiality Agreement may not (x) include any provision calling for an exclusive right to negotiate with the Company or (y) provide for the reimbursement by the Company or any of its Subsidiaries of any of the counterparty’s costs or expenses.

(c) “Acquisition Proposal” means any offer or proposal from any Person (other than an offer or proposal by Parent or Merger Sub) or Group, relating to any (i) direct or indirect issuance, exchange, purchase or other acquisition (in each case, whether in a single transaction or a series of related transactions) by any Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock or other voting or equity securities of the Company representing more than 20% of the Company Common Stock or other voting or equity securities of the Company outstanding after giving effect to the consummation of such issuance, exchange, purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 20% of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer; (ii) direct or indirect purchase, exchange, transfer or other acquisition (including by exclusive license) (in each case, whether in a single transaction or a series of related transactions) by any Person or Group, or stockholders of any such Person or Group, of more than 20% of the consolidated assets or assets to which more than 20% of the Company’s revenues or earnings on a consolidated basis are attributable (including stock in Subsidiaries) of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (iii) merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction (in each case, whether in a single transaction or a series of related transactions) involving the Company or any of its Subsidiaries pursuant to which any Person or Group, or stockholders of any such Person or Group (other than the Company), would hold shares of Company Common Stock or other voting or equity securities of the Company representing more than 20% of the Company Common Stock or other voting or equity securities of the Company outstanding after giving effect to the consummation of such transaction.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, none of the GTCR Entities or any investment funds or investment vehicles affiliated with or under common management with the GTCR Entities, any portfolio company (as such term is commonly understood in the private equity industry) or investment of the GTCR Entities or any other Person (other than the Company or its Subsidiaries, or any director or officer of the Company or its Subsidiaries in their respective capacities as such (which capacity would otherwise cause such Person to be deemed an Affiliate of the Company or its Subsidiaries)) that would otherwise be an Affiliate of the GTCR Entities pursuant to this definition shall be an “Affiliate” of the Company or any of its Subsidiaries for the purposes of this Agreement unless otherwise specified herein. For purposes of this Agreement, no stockholder of Parent shall be an Affiliate of Parent or any Subsidiary thereof.

(e) “Alternative Debt Commitment Letters” is defined in Section 6.16(b).

(f) “Alternative Debt Financings” is defined in Section 6.16(b).

(g) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws, in any jurisdiction, whether domestic or foreign, in each case that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, or (ii) restrict, govern or regulate the acquisition of control or influence over Persons licensed by any Governmental Authority, including through foreign investment control, in either case that are applicable to the Offer or the Merger.

(h) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2021 set forth in the Company’s Form 10-K filed by the Company with the SEC on March 15, 2022.

(i) “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

(j) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65 and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020).

(k) “Code” means the Internal Revenue Code of 1986.

(l) “Company Board” means the Board of Directors of the Company.

(m) “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(n) “Company Credit Agreement” means the Credit Agreement, dated as of June 25, 2021, by and among Paya Holdings III, LLC, Paya, Inc., Paya Holdings II, LLC, Credit Suisse AG, Cayman Islands Branch, as administrative agent, collateral agent and L/C issuer and the other parties thereto.

(o) “Company Intellectual Property” means any and all Intellectual Property that is owned by, or purported to be owned by, the Company or any of its Subsidiaries.

(p) “Company IT Assets” means any and all technology devices, computers, Software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines and all other information technology assets and equipment, and all data stored therein or Processed thereby, and all associated documentation, that are owned, leased, licensed or controlled (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

(q) “Company Material Adverse Effect” means any change, event, effect, condition, development or circumstance (“Effect”) that, individually or in the aggregate, (1) has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (2) prevents the Company’s ability to consummate the Merger prior to the Termination Date; provided that, for purposes of the foregoing clause (1), no Effects to the extent arising out of, relating to or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):

(i) changes in general economic conditions, or changes in conditions in the global, international or regional economy generally;

(ii) changes in conditions in the financial markets, credit markets or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in monetary policy or exchange rates for the currencies of any country; (C) inflation; or (D) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii) general changes in conditions in the industries in which the Company and its Subsidiaries conduct business (including supply chain delays, increases in raw material prices and import or export restrictions);

(iv) changes after the date of this Agreement in regulatory, legislative or political conditions (including civil unrest, protests and public demonstrations (in each case, whether or not violent), any government responses thereto (e.g., curfews) and any escalation or worsening thereof);

(v) any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), broad-based cyber attacks, cyberterrorism, terrorism or military actions (including any escalation or general worsening of, or any Law or sanction, mandate, directive, pronouncement, guideline or recommendation issued by a Governmental Authority in response to, any such hostilities, acts of war, cyberterrorism, terrorism or military actions);

(vi) earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, naturally occurring floods, mudslides, wild fires or other natural disasters, weather conditions and other natural force majeure events;

(vii) any (A) epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), human health crises or other force majeure events, in each case, including any worsening thereof, or (B) Law or mandate, directive, pronouncement, guideline or recommendation issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law or directive, pronouncement or guideline or interpretation thereof or any material worsening of such conditions (including any COVID-19 Measures);

(viii) the negotiation, execution, or delivery of this Agreement, or performance of the requirements of this Agreement or the public announcement of this Agreement or the pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, lenders, lessors, business partners, employees, regulators, Governmental Authorities, vendors or any other Person (it being understood that this clause (viii) shall not apply with respect to any representation or warranty that is intended to address the consequences of the negotiation, execution or delivery of this Agreement, the performance of the requirements of this Agreement, the public announcement of this Agreement or the pendency of the Transactions, or the purposes of the conditions set forth in item (b)(iv) in Annex I solely as it relates to such representations and warranties);

(ix) the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement (it being understood that this clause (ix) shall not apply with respect to any representation or warranty that is intended to address the consequences of the performance of the requirements of this Agreement, or the purposes of the conditions set forth in item (b)(iv) in Annex I solely as it relates to such representations and warranties);

(x) any action taken or refrained from being taken, in each case to which Parent has expressly consented in writing following the date of this Agreement (it being understood that this clause (x) shall not apply with respect to any representation or warranty that is intended to address the consequences of the performance of the requirements of this Agreement, or the purposes of the conditions set forth in item (b)(iv) in Annex I solely as it relates to such representations and warranties);

(xi) changes after the date of this Agreement in GAAP or other accounting standards or in any applicable Laws (or the enforcement, implementation or interpretation of any of the foregoing by Governmental Authorities, including the SEC and the Financial Accounting Standards Board);

(xii) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, unless otherwise excluded by the exceptions to this definition);

(xiii) any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any internal or published estimates or guidance of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure described in the foregoing clauses (A) or (B) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, unless otherwise excluded by the exceptions to this definition);

(xiv) any government shutdown or slowdown by or involving any Governmental Authority affecting a national or federal government as a whole;

(xv) any Transaction Litigation (provided that the underlying facts or causes of such Transaction Litigation may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, unless otherwise excluded by the exceptions to this definition); or

(xvi) the identity of Parent or Merger Sub as the acquiror of the Company.

except, in each case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (xi) and (xiv) to the extent (and only to the extent) that such Effect has a disproportionate adverse Effect on the Company and its Subsidiaries relative to other companies operating in the same industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

(r) “Company Option” means any option to purchase Company Common Stock granted pursuant to the Company Stock Plan.

(s) “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

(t) “Company Registered Intellectual Property” means any and all of the Registered Intellectual Property owned, or purported to be owned by the Company or any of its Subsidiaries.

(u) “Company RSU Award” means any award of restricted stock units in respect of Company Common Stock granted pursuant to the Company Stock Plan.

(v) “Company Stock Plan” means the Paya Holdings Inc. Omnibus Incentive Plan, as amended from time to time.

(w) “Company Stockholders” means the holders of shares of Company Common Stock.

(x) “Company Termination Fee” means an amount equal to $37,862,852.

(y) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including, immediately following the Effective Time, the Surviving Corporation) immediately following the Effective Time.

(z) “Contract” means any contract, subcontract, note, bond, deed of trust, Permit, mortgage, indenture, lease, license, sublicense or other agreement, or other legally binding instrument, arrangement, obligation, commitment or understanding.

(aa) “COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19, and any intensification, resurgence, variant (including the so-called “Delta” and “Omicron” variants), evolution or mutation thereof or related or associated epidemic, pandemic, public health emergency or disease outbreak.

(bb) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, mandate, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) (including any administrative or other guidance published with respect thereto by an Governmental Authority), the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and the American Rescue Plan Act of 2021, in each case to the extent applicable to the Company and its Subsidiaries.

(cc) “COVID-19 Reasonable Response” means any commercially reasonable action (including the establishment of any policy, procedure or protocol) or inaction taken or not taken by the Company or any of its Subsidiaries that the Company determines in good faith is necessary in connection with (i) ensuring compliance by the Company and its Subsidiaries with COVID-19 Measures applicable to any of them or (ii) in respect of COVID-19, protecting the health and safety of employees or other persons with whom the Company and its Subsidiaries and their personnel come into contact with during the course of business operations.

(dd) “Debt Commitment Letter” is defined in Section 4.11(a).

(ee) “Debt Financing” is defined in Section 4.11(a).

(ff) “Debt Financing Cooperation Expenses” is defined in Section 6.16(d).

(gg) “Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including the parties to the Debt Commitment Letter (including any Alternative Debt Financing Commitment Letters) and the Existing Credit Agreement and any joinder agreements, credit agreements or indentures (or similar definitive financing documents) relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, partners, controlling persons, advisors, attorneys, agents and representatives and their respective successors and assigns.

(hh) “DOJ” means the United States Department of Justice or any successor thereto.

(ii) “Employee Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (ii) employment agreement, individual consulting agreement, offer letter, change in control, transaction or retention bonus agreement, plan, policy or arrangement, or (iii) other bonus, stock option, stock purchase or other equity or equity-based, incentive compensation, profit sharing, savings, retirement, health or welfare, life insurance, disability, vacation, fringe benefit, deferred compensation, severance, termination, retention, change of control or other compensation or benefit plan, program, agreement or arrangement, in each case administered, maintained, contributed to (or required to be contributed to) or sponsored by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party or has any current or contingent or direct or indirect obligation or liability (including on account of an ERISA Affiliate), or with or for the benefit of any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries, other than any such plan, program, policy, agreement or arrangement that is sponsored and maintained by a Governmental Authority.

(jj) “Environmental Law” means any applicable Law in effect on the Closing Date relating to the protection of the environment, human health and safety (to the extent related to exposure to Hazardous Substances) or Hazardous Substances.

(kk) “Environmental Permits” means any Governmental Authorizations required under Environmental Laws.

(ll) “ERISA” means the Employee Retirement Income Security Act of 1974.

(mm) “ERISA Affiliate” of any entity means each Person that at any relevant time would be treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(nn) “Exchange Act” means the Securities Exchange Act of 1934.

(oo) “Existing Credit Agreement” is defined in Section 4.11(a).

(pp) “Fee Letter” is defined in Section 4.11(a).

(qq) “FTC” means the United States Federal Trade Commission or any successor thereto.

(rr) “GAAP” means generally accepted accounting principles in the United States, consistently applied and as in effect from time to time.

(ss) “Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company or any of its Subsidiaries, on one hand, and a Governmental Authority, on the other, or entered into by the Company or any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.

(tt) “Governmental Authority” means any government, political subdivision, governmental, administrative, quasi-governmental (including self-regulatory) or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body (public or private), in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.

(uu) “Governmental Authorization” means any authorizations, approvals, licenses, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements issued by or obtained from, and any notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

(vv) “Group” has the meaning as used in Section 13 of the Exchange Act.

(ww) “GTCR Entities” means GTCR-Ultra Holdings, LLC, a Delaware limited liability company, GTCR-Ultra Holdings II, LLC, a Delaware limited liability company, GTCR/Ultra Blocker, Inc., a Delaware corporation and GTCR Fund XI/C LP, a Delaware limited partnership.

(xx) “Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any material, substance or waste that is listed, defined or regulated as “hazardous” or “toxic,” or as a “pollutant” or “contaminant” (or words of similar meaning and regulatory effect) under Environmental Laws.

(yy) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(zz) “Intellectual Property” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, including any and all of the following: (i) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions, including continuations, divisionals, continuations-in-part, provisionals, nonprovisionals, renewals, extensions, reissues, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing (“Patents”); (ii) copyrights (whether or not registered), copyright registrations, applications, renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing and any other equivalent rights in works of authorship (including rights in Software, designs, patterns, artwork and other works as a work of authorship whether or not published) now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression and any other related rights of authors throughout the world (“Copyrights”); (iii) trademarks, service marks, trade names, services names, brand names, dress rights, logos, corporate names and similar designation of origin (whether or not registered) and rights therein, and registrations, applications for registration and renewals thereof, together with all of the goodwill associated with any of the foregoing (“Marks”); (iv) internet domain names, social media handles and other names; (v) trade secrets, know-how, technical data, inventions, algorithms, formulae, processes, procedures, protocols, techniques, business information (including financial and marketing plans, customer and supplier lists and pricing and cost information) and confidential information (“Trade Secrets”); (vi) any other proprietary rights in Software; (vii) other similar or equivalent intellectual property rights anywhere in the world; and (viii) rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

(aaa) “Intervening Event” means any Effect (including any change in probability or magnitude of circumstances) that materially improves the business, assets, operations or prospects of the Company and its Subsidiaries, taken as a whole, and that (i) was not known by or reasonably foreseeable to the Company Board on the date of this Agreement (or if known to the Company Board, the consequences of which were not known by or reasonably foreseeable to the Company Board as of the date of this Agreement), (ii) does not relate to any Acquisition Proposal or consequence thereof, (iii) does not relate to the fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics or any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any period, or any changes after the date of this Agreement in the price or trading volume of the Company Common Stock (it being understood that the Effect underlying any of the foregoing in this clause (iii) may be taken into consideration, unless otherwise excluded by the exceptions to this definition); (iv) does not relate to the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Closing in connection with the Transactions; (v) does not relate to performance of this Agreement or any action required to be taken or refrained from being taken by this Agreement; and (vi) does not relate to changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally.

(bbb) “IRS” means the United States Internal Revenue Service.

(ccc) “ISO” means a registered “independent sales organization” in the business of developing and marketing merchant bank card programs, originating merchant relationships and providing merchant bank card management services.

(ddd) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge, in each case after due inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question, of the individuals listed on Section 1.1(ddd) of the Company Disclosure Letter.

(eee) “Law” means any federal, national, supranational, state, county, municipal, provincial, local, foreign or multinational, act, statute, constitution, treaty, convention, common law, ordinance, code, decree, writ, award, order, judgment, Governmental Authorization, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(fff) “Legal Proceeding” means any claim (including any crossclaim or counterclaim), action, charge, lawsuit, litigation, investigation, audit (including Tax audit), arbitration, mediation, complaint, enforcement action or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) or other similar legal proceeding, in each case, brought by or pending before any Governmental Authority.

(ggg) “Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed, or purported to be licensed or sublicensed, to either the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

(hhh) “Lien” means any lien, pledge, mortgage, license, sublicense, adverse right, restriction, deed of trust, option, right of first refusal or first offer, right of first notice, restriction on transfer or assignment, easement, servitude, security interest, charge, encumbrance or other transfer restriction or other adverse claim of any kind (whether contingent or absolute) or any agreement, option, right or privilege (whether by applicable Law, Contract or otherwise) capable of becoming any of the foregoing.

(iii) “Material Contract” means any of the following Contracts (other than any Employee Plan):

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as whole;

(ii) any Contract containing any covenant or provision limiting the right of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of its Subsidiaries) to (A) engage in any line of business, compete with any Person in any line of business, or the manner or locations in which any of them may engage or hire or solicit any Person for employment or other business relationship, (B) sell or distribute any products, assets or services, obtain any products, assets or services or engage with or compete with any Person or in any geographic region or (C) design, develop, deliver, use, market, distribute, license out or otherwise exploit any Company Intellectual Property (or that otherwise grants any exclusive rights to Intellectual Property);

(iii) any Contract restricting the Company or any of its Subsidiaries, other than (A) any Contract under which the Company and its Subsidiaries has made payments for revenue share, residual, or similar obligations in an amount less than $350,000 during the twelve (12) months ending September 30, 2022, and (B) any Contract under which the Company has received revenue payments in an amount less than $350,000 during the 12 months ending September 30, 2022, excluding any revenue share, residual or similar obligations, containing any “key man,” “most favored nation,” “exclusivity,” “minimum purchase,” “rebates,” “service level guarantees,” “guaranteed payment” or similar provisions;

(iv) any Contract for the sale of any of the material assets or properties of the Company or any of its Subsidiaries or for the grant to any Person of any preferential rights to purchase any such material assets or properties, in each case, other than in the ordinary course of business;

(v) any Contract under which the Company has continuing obligations that (A) relates to the disposition or acquisition of any assets, business or Person for consideration in excess of $1,000,000 by the Company or any of its Subsidiaries; or (B) pursuant to which the Company or any of its Subsidiaries acquired an ownership interest in any other Person or other business enterprise, other than any Subsidiary of the Company, for consideration in excess of $1,000,000;

(vi) any Contract under which the Company or its Subsidiaries have continuing payment obligations after the date of this Agreement in excess of $500,000, including “earnout,” indemnification or other contingent payment obligations;

(vii) any indentures, guarantees, loans or credit agreements, Liens or other Contracts relating to the borrowing of money, extension of credit or other indebtedness, or imposing a Lien on a material portion or amount of the assets or properties of the Company or any of its Subsidiaries, in each case whose principal amount and any accrued but unpaid interest thereon is in excess of $1,000,000, other than (A) accounts receivables and payables in the ordinary course of business and (B) loans to Subsidiaries of the Company in the ordinary course of business;

(viii) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or prohibits the pledging of capital stock of the Company or any of its Subsidiaries;

(ix)   any Contract pursuant to which (A) the Company or any of its Subsidiaries grants to a third party a license, covenant not to sue, or any other rights with respect to any Company Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business to (1) customers in connection with the sale or licensing of any products or services of the Company or any of its Subsidiaries, or (2) third parties that are incidental to the third party’s provision of products or services to the Company or any of its Subsidiaries), or (B) a third party grants to the Company or any of its Subsidiaries a license, covenant not to sue, or any other rights with respect to any Intellectual Property owned by such third party (other than (1) any “shrink wrap” license, “click through” license, or other license for off-the-shelf Software, in each case that is commercially available on non-discriminatory standard terms and involved individual or aggregate payments of less than $1,000,000 over the four (4) consecutive fiscal quarters ended September 31, 2022, (2) non-exclusive licenses granted in the ordinary course of business to the Company or any of its Subsidiaries that are incidental to the Company’s or any of its Subsidiaries’ provision of products or services to such third party or (3) the Company’s standard invention assignment agreements, or similar standard agreements of the Company or any of its Subsidiaries, under which employees of the Company or any of its Subsidiaries or contractors assign or otherwise grant any rights in Intellectual Property to the Company or any of its Subsidiaries);

(x) any Contract providing for indemnification of any officer, director, employee, consultant or independent contractor by the Company or any of its Subsidiaries, other than Contracts (A) entered into on substantially the same form as the Company or its Subsidiaries’ standard forms made available to Parent prior to the date hereof and (B) the Organizational Documents of the Company and its Subsidiaries;

(xi)   any Contract that involves a joint venture, partnership, strategic alliance, limited liability company (excluding any intercompany contract solely among any wholly owned Subsidiary of the Company set forth on Section 3.7(b) of the Company Disclosure Letter) or similar Contract;

(xii) any Contract under which the Company and its Subsidiaries (A) has made payments for services in an amount in excess of $500,000 during the twelve (12) months ending September 30, 2022 including any revenue share, residual or similar obligations or (B) has received revenue payments in an amount in excess of $350,000 during the twelve (12) months ending September 30, 2022, excluding any revenue share, residual or similar obligations;

(xiii) any Government Contract under which the Company and its Subsidiaries has received payments in an amount in excess of $500,000 during the twelve (12) months ending September 30, 2022 (excluding any immaterial addendums or schedules thereto);

(xiv) any settlement Contract arising out of any Legal Proceeding asserted by any Person (including any Governmental Authority), or any Contract involving the settlement, release, compromise or waiver by the Company or any of its Subsidiaries of any litigation, material rights, claims, obligations, duties or liabilities, in each case, involving payment by the Company or any of its Subsidiaries in excess of $150,000, or that imposes material ongoing obligations after the date hereof on the Company and its Subsidiaries, taken as a whole;

(xv) any Contract with each partner, merchant and supplier contemplated by Section 3.23;

(xvi) any Contract under which the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, or the consummation of the Transactions would violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, require the consent or other action of any Person pursuant to, or result in a right of termination or acceleration pursuant to, such Contract;

(xvii) any (A) lease under which the Company or any of its Subsidiaries leases, subleases or licenses any real property or (B) lease of personal property involving annual payments in excess of $200,000;

(xviii) any collective bargaining or similar written agreement with any labor union, works council or similar labor organization;

(xix) any Related Party Contracts;

(xx) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to sell, transfer, pledge, or otherwise dispose of any material amount of its assets or its business; and

(xxi) any commitment by the Company or any of its Subsidiaries (orally or in writing) to enter into any of the foregoing.

(jjj) “Nasdaq” means The Nasdaq Capital Market.

(kkk) “Open Source Software” means any all Software or other material that is distributed as “free software,” “open source software”, under similar licensing or distribution terms, or that: (i) requires making available source code, (ii) prohibits or limits the ability to charge fees or other consideration, (iii) grants any license or other right to any Person to decompile or otherwise reverse-engineer such Software or (iv) requires the licensing of any such Software for the purpose of making derivative works, including any license that complies with the “Open Source Definition” of the Open Source Initiative (www.opensource.org).

(lll) “Order” means any order, judgment, judicial decision, decree (including any consent decree or similar agreed order or judgment), injunction, ruling, award, settlement, stipulation, writ or verdict, whether civil, criminal or administrative, in each case, that is entered, issued or rendered by any Governmental Authority of competent jurisdiction (whether temporary, preliminary or permanent).

(mmm) “Organizational Documents” means the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, incorporation or organization of a Person.

(nnn) “Parent Stock” means the Subordinate Voting Shares of Parent.

(ooo) “Parent Stock Plan” means the Nuvei Omnibus Incentive Plan, as amended from time to time.

(ppp) “Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements of the Company included in the Company SEC Reports in accordance with GAAP; (ii) landlord’s, mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar Liens or similar security interests that are either not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof; (iii) any interest or title of a lessor under leases (other than capital leases and leases underlying sale and leaseback transactions), subleases or non-exclusive licenses entered into by the Company or its Subsidiaries in the ordinary course of business; (iv) cash pledges or cash deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance Laws or similar legislation or to secure public or statutory obligations; (v) cash pledges or cash deposits to secure the performance of bids, trade contracts, tenders, and other obligations of a similar nature, in each case in the ordinary course of business; (vi) any non-exclusive license of any Intellectual Property entered into in the ordinary course of business; (vii) Liens pursuant to the Company Credit Agreement to the extent that they will be terminated in connection with, or prior to, the Closing; (viii) Liens relating to intercompany borrowings among the Company and its wholly owned Subsidiaries; (ix) Liens (or other encumbrances of any type), defects, imperfections or irregularities in title, charges, easements, covenants and rights of way (unrecorded and of record) and other similar Liens, and zoning, building and other similar codes or restrictions, in each case, that do not materially and adversely affect the current use of the applicable property; or (x) Liens that are disclosed on the face of the most recent condensed consolidated balance sheet of the Company or notes thereto contained in the Company SEC Reports filed or furnished prior to the date of this Agreement.

(qqq) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(rrr) “Personal Information” means any and all data or information that (i) alone or in combination with other information identifies, contacts or locates, a natural person, household or device or (ii) constitutes personally identifiable information under, or the Processing of which is regulated or governed by, applicable Law, privacy policies, industry standards and other legal or contractual obligations, including data or information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “nonpublic personal information,” “personal information” or any term of similar intent under any applicable Data Protection Law.

(sss) “Process” means, with respect to Personal Information, the collection, recording, use, storage, organization, modification, transfer, sale, retrieval, access, disclosure, deletion, dissemination, combination or other processing of such Personal Information.

(ttt) “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); (iii) registered Copyrights and applications for Copyright registration; and (iv) internet domain name registrations.

(uuu) “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of October 16, 2020, among FinTech Acquisition Corp. III Parent Corp. and certain investors party thereto.

(vvv) “Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, consultants, accountants, investment bankers, attorneys, agents, advisors and other representatives.

(www)  “Required Information” shall mean (a) the audited consolidated balance sheets of the Company and its Subsidiaries as at the end of, and related statements of operations and cash flows of the Company and its Subsidiaries for, the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of, and related statements of operations and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter of the Company and its Subsidiaries subsequent to the last fiscal year for which financial statements were delivered pursuant to the preceding clause (a) and ended at least 45 days before the Closing Date (in the case of this clause (b), without footnotes), in each case, prepared in accordance with GAAP.

(xxx) “Sanctioned Person” shall mean any Person that is the subject or target of sanctions or restrictions under Sanctions and Export Control Laws, including any Person (i) listed on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Authority, (ii) located, organized, or resident in a Sanctioned Country, (iii) in the aggregate, greater than 50% owned, directly or indirectly, or controlled by one or more Persons described in clause (i) or (ii) above or (iv) any national of a Sanctioned Country with which U.S. Persons are prohibited from dealing.

(yyy) “Sanctions and Export Control Laws” means all U.S. and non-U.S. laws, regulations, rules, statutes and orders relating to (i) economic or trade sanctions, including the laws, regulations, rules, statutes and orders administered and enforced by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the European Union and any other non-U.S. Governmental Authorities and (ii) all applicable export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import laws and orders administered by the U.S. Customs and Border Protection, the EU Dual Use Regulation and any other applicable non-U.S. Governmental Authorities.

(zzz) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(aaaa) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(bbbb) “Securities Act” means the Securities Act of 1933.

(cccc) “Software” means any and all (i) computer programs, applications, implementations of algorithms, models and methodologies, development and design tools, applets, compilers and assemblers, whether in object code or source code; (ii) databases and compilations, including libraries, data and collections of data, whether machine readable or otherwise; (iii) technology supporting, and contents and audiovisual displays of, any Internet site(s); (iv) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (v) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (vi) all documentation, media and other works of authorship, including user manuals and other training documentation, relating to or recording any of the foregoing.

(dddd) “Sponsors” means FinTech Investor Holdings III, LLC, FinTech Masala Advisors, LLC and 3FIII, LLC.

(eeee) “Subsidiary” means, with respect to any Person, (a) any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors, managers or trustees or other Persons performing similar functions or (ii) representing more than 50% of such securities, ownership interests or financial interests, in each case, are at the time directly or indirectly owned or controlled by such first Person or (b) any entity in which such Person is or any of its Subsidiaries is a general partner or managing member of such other Person.

(ffff) “Superior Proposal” means any bona fide written Acquisition Proposal (with all references to “20%” in the definition of Acquisition Proposal being deemed to be references to “50%”) received after the date of this Agreement, on terms that the Company Board has determined in good faith (after consultation with its financial advisors (in the case of financial matters) and outside legal counsel) (i) would be more favorable, from a financial point of view, to the Company Stockholders than the Transactions (taking into account all legal, regulatory, financial, timing, due diligence, conditionality, certainty, financing and other aspects of such proposal that the Company Board (or a committee thereof) considers relevant and any revisions to this Agreement made or proposed in writing by Parent) and (ii) is reasonably likely to be consummated in accordance with its terms.

(gggg) “Support Agreement” means that certain Sponsor Support Agreement by and among FinTech Acquisition Corp. III, a Delaware corporation, GTCR-Ultra Holdings II, LLC, a Delaware limited liability company, FinTech Acquisition Corp. III Parent Corp., a Delaware corporation and GTCR-Ultra Holdings, LLC, a Delaware limited liability company, Daniel Cohen, Betsy Cohen and the other parties named therein, dated as of August 3, 2020.

(hhhh) “Tax” means any U.S. federal, state, local and non-U.S. taxes, assessments and levies, duties, tariffs, imposts and other similar governmental charges and impositions (including taxes based upon or measured by gross receipts, net or gross income, profits, sales, use, or occupation, and value added, ad valorem, transfer, stamp, occupation, franchise, social security, gift, estate, recording, non-resident or other withholding, payroll, employment, excise, alternative or add-on minimum, base erosion minimum, license, severance, premium, windfall profits, environmental, customs, capital stock, unemployment, disability, registration, estimated and property taxes) imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed thereon whether disputed or not.

(iiii) “Tax Receivable Agreement” means that certain Tax Receivable Agreement by and among FinTech Acquisition Corp. Ill Parent Corp., GTCR-Ultra Holdings, LLC, GTCR Ultra-Holdings II, LLC, GTCR/Ultra Blocker, Inc., and GTCR Fund XI/C LP, dated as of October 16, 2020.

(jjjj) “Tax Return” means any return, declaration, report, statement, claim for refund, election, disclosure, estimated Tax filing or information report or return or statement filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(kkkk) “Transaction Document” means this Agreement and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements, including the Tender and Support Agreements and the Termination Agreement.

(llll) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates (or their respective directors, members, managers, partners or officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, other than any Legal Proceedings that is (i) solely among all or some of the Parties and (ii) related to this Agreement or the Transactions.

(mmmm) “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

(nnnn) “WARN” means the United States Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.2 Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
Alternative Debt Commitment Letters	6.16(b)
Alternative Debt Financing	6.16(b)
AML and Anti-corruption Laws	3.24
Bylaws	3.1(b)
Capitalization Date	3.6(a)
Card Association Registrations	3.26(a)
Card Associations	3.26(a)
Cash Out RSU Award	2.7(b)
Certificate of Merger	2.3(a)
Certificates	2.8(b)
Charter	3.1(b)
Chosen Courts	9.9
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(c)(i)
Company Disclosure Letter	Article III
Company Incentive Plan	6.7(d)
Company Related Parties	8.3(e)
Company SEC Reports	3.8(a), 3.9(b)
Company Securities	3.6(d)
Compensation Committee	6.5(b)
Confidentiality Agreement	9.4
Continuation Period	6.7(b)
Copyrights	1.1(zz)
D&O Insurance	6.6(c)
Data Protection Laws	3.16(b)
Debt Commitment Letter	4.11(a)
Debt Financing Cooperation Expenses	6.16(d)
Debt Financing	4.11(a)
Delaware Secretary	2.3(a)
Depository Agent	2.8(a)
Determination Notice	5.3(d)(ii)
DGCL	Recitals
Dissenting Company Shares	2.6(c)
DTC	2.8(c)
Effect	1.1(q)
Effective Time	2.3(b)
Electronic Delivery	9.13
Enforceability Exceptions	3.2
Existing Credit Agreement	4.11(a)
FCPA	3.24
Fee Letter	4.11(a)
Indemnified Person	6.6(a)
Indemnified Persons	6.6(a)
Marks	1.1(zz)
Maximum Premium	6.6(c)
Member Bank	3.26(a)
Merger	Recitals
Merger Consideration	2.6(a)(ii)
Merger Sub	Preamble
Minimum Condition	Annex I
Multiemployer Plan	3.18(b)
Multiple Employer Plan	3.18(b)
Network Rules	3.26(b)
New Plans	6.7(c)
Notice Period	5.3(d)(ii)

Term	Section Reference
Offer	Recitals
Offer Acceptance Time	2.1(d)
Offer Commencement Date	2.1(b)
Offer Conditions	2.1(b)
Offer Documents	2.1(f)
Offer Expiration Time	2.1(c)
Offer to Purchase	2.1(b)
Old Plans	6.7(c)
Option Consideration	2.7(a)
Owned Company Shares	2.6(a)(iii)
Parent	Preamble
Parent Material Adverse Effect	4.3
Party	Preamble
Patents	1.1(zz)
Payment Agent	2.8(a)
Payment Fund	2.8(a)
Payoff Amount	6.12(a)
Payoff and Release	6.12(a)
Payoff Documents	6.12(a)
Payoff Letter	6.12(a)
Per Share Price	Recitals
Pre-Closing Period	5.1
Real Property Leases	3.13(b)
Related Party Contracts	3.26
RSU Consideration	2.7(b)
Sanctioned Country	3.25(b)
Schedule 14D-9	2.1(j)(ii)
Stockholder List Date	2.1(j)(iii)
Subsidiary Securities	3.7(c)
Surviving Corporation	2.3(c)
Tail Policy	6.6(c)
Tender and Support Agreement	Recitals
Termination Agreement	Recitals
Termination Condition	Annex I
Termination Date	8.1(c)
Trade Secrets	1.1(zz)
Transactions	Recitals
Uncertificated Shares	2.8(b)
USRPHC	3.17(e)

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein,” “hereunder” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” shall have the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any Party, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person; provided, that nothing contained in this Section 1.3(g) is intended to authorize any assignment or transfer not otherwise expressly permitted by this Agreement. For the avoidance of doubt, any reference to the Company or its Subsidiaries shall include any predecessors thereof.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i) Unless the context otherwise requires, any definition of or reference to any Law or any provision of any Law herein shall be construed as referring to such Law as from time to time amended, supplemented or modified, including by succession of comparable successor Laws and references to the rules and regulations promulgated thereunder or pursuant thereto.

(j) References to any agreement or Contract are to that agreement or Contract as amended, modified, extended, renewed or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof (provided that any such references in the Company Disclosure Letter shall only refer to such amendments, modifications, extensions, renewals or supplements listed in the Company Disclosure Letter and only to the extent provided to Parent prior to the date hereof).

(k) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1).

(n) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) Documents or other information or materials will be deemed to have been “made available” or “provided” (or words of similar import) by the Company if unredacted copies of such documents, information or materials have been (i) made available or accessible to Parent and its representatives in the virtual data room codenamed “Project Platinum” that is hosted by Donnelley Financial Solutions by or on behalf of the Company or (ii) publicly filed with the SEC, in each case, at any time prior to the execution of this Agreement.

(p) All references to time shall refer to New York City time unless otherwise specified.

(q) All references to “ordinary course” or “ordinary course of business” or words of similar import with respect to any Person shall mean action taken, or omitted to be taken, by such Person in the ordinary course of such Person’s business, consistent with past practices.

(r) All references to “fraud” with respect to any Person shall mean common law fraud (and not reckless or negligent misrepresentation).

ARTICLE II

THE OFFER AND THE MERGER

2.1 The Offer.

(a) Commencement of the Offer. Subject to the terms and conditions of this Agreement and provided that this Agreement shall not have been validly terminated pursuant to Section 8.1 and that the Company shall have complied in all material respects with its obligations under Section 2.1(j), as promptly as reasonably practicable after the execution and delivery of this Agreement and in no event later than eleven (11) Business Days after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase all of the outstanding shares of Company Common Stock (other than Owned Company Shares) at a price per share of Company Common Stock equal to the Per Share Price to the holder of the share of Company Common Stock in cash, without interest thereon (but subject to applicable withholding).

(b) Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer are subject only to the terms and conditions set forth in this Agreement, including the satisfaction or waiver of the Minimum Condition, the Termination Condition and the other conditions set forth in Annex I (collectively, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition, the Termination Condition and the other Offer Conditions. Merger Sub expressly reserves the right (but is not obligated to) at any time and from time to time in its sole discretion to (i) waive, in whole or in part, any Offer Condition, (ii) increase the Per Share Price or (iii) otherwise modify the terms of the Offer only (and Merger Sub shall not do so except) in a manner not inconsistent with the terms of this Agreement, except that, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock sought to be purchased in the Offer (other than in each case an adjustment made pursuant to Section 2.1(i)), (ii) reduce the Per Share Price (other than in each case an adjustment made pursuant to Section 2.1(i)), (iii) amend, modify, supplement or waive the Minimum Condition or the Termination Condition, (iv) directly or indirectly amend, modify or supplement any Offer Condition, (v) amend, modify or supplement any other term of the Offer in any manner that is or would reasonably be expected to be adverse to the holders of shares of Company Common Stock in their capacities as such, (v) amend, modify or supplement any term of the Offer in any individual case that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Merger Sub or the Company to consummate the Offer or the Merger, (vi) terminate the Offer (unless this Agreement is terminated in accordance with Section 8.1), accelerate, extend or otherwise change the Offer Expiration Time (in each case, except as expressly required or permitted by the other provisions of this Section 2.1), (vii) change the form of consideration payable in the Offer or (viii) provide for any “subsequent offering period” (or any extension of any thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(c) Expiration and Extension of the Offer. The expiration date and time for the Offer, as the same may be extended from time to time in accordance with the terms of this Agreement, is hereinafter referred to as the “Offer Expiration Time.” The initial Offer Expiration Time shall be one (1) minute after 11:59 p.m. (New York City time) on the date that is twenty (20) business days (determined pursuant to Rule 14d-1(g)(3) and Rule 14e-1(a) promulgated under the Exchange Act) from the date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 promulgated under the Exchange Act (the “Offer Commencement Date”). Subject to the parties’ respective rights to terminate the Agreement pursuant to Section 8.1 and notwithstanding anything to the contrary in this Agreement:

(i) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for any period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq (including in order to comply with Rule 14e-1(b) promulgated under the Exchange Act in respect of any change in the Per Share Price) or as may be necessary to resolve any comments of the SEC or the staff or Nasdaq, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents;

(ii) Subject to clause (iii) below, if, as of any then-scheduled Offer Expiration Time, any Offer Condition (other than the Minimum Condition, the Termination Condition and any such conditions that by their nature are to be satisfied at the expiration of the Offer and, in each case, irrespective of if any such condition is satisfied) is not satisfied and has not been waived by Parent or Merger Sub (to the extent permitted hereunder) as of any then-scheduled Offer Expiration Time, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer (x) on one or more occasions in consecutive increments of up to ten (10) Business Days each (as determined by Merger Sub in its discretion, subject to applicable Law, or such longer period as the parties hereto may agree), (y) if any then-scheduled Offer Expiration Time is ten (10) or less Business Days before the Termination Date, until 11:59 p.m., New York City Time, on the Business Day before the Termination Date (unless Parent is not then permitted to terminate this Agreement pursuant to Section 8.1(c), in which case this clause (y) shall not apply) or (z) such other date and time as the parties hereto may agree; provided that, without the Company’s written consent, Merger Sub shall not extend the Offer, and without Parent’s prior written consent, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) extend the Offer, in each case, beyond the earlier of (1) the Termination Date, and (2) the valid termination of this Agreement in accordance with Section 8.1; provided, however, that, in the case of clause (1), if at the Termination Date or any time thereafter Parent is not then permitted to terminate this Agreement pursuant to Section 8.1(c), Merger Sub shall be required to (and Parent shall cause Merger Sub to) extend the Offer beyond the Termination Date; and

(iii) if as of any then-scheduled Offer Expiration Time, each condition to the Offer (other than the Minimum Condition, and any such conditions that by their nature are to be satisfied at the expiration of the Offer) has been satisfied or waived by Parent or Merger Sub (to the extent permitted hereunder) and the Minimum Condition has not been satisfied, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer (x) on one or more occasions in consecutive increments of up to ten (10) Business Days each (as determined by Merger Sub in its discretion, subject to applicable Law, or such longer period as the parties hereto may agree), (y) if any then-scheduled Offer Expiration Time is ten (10) or less Business Days before the Termination Date, until 11:59 p.m., New York City Time, on the Business Day before the Termination Date (unless Parent is not then permitted to terminate this Agreement pursuant to Section 8.1(c), in which case this clause (y) shall not apply) or (z) such other date and time as the parties hereto may agree; provided, that (A) so long as Parent and Merger Sub are not in material breach of their covenants and obligations set forth in this Agreement, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) extend the Offer in the circumstances described in this clause (iii) for successive extension periods in excess of twenty (20) Business Days in the aggregate and (B) without the Company’s prior written consent, Merger Sub shall not extend the Offer in the circumstances described in this clause (iii) for successive extension periods in excess of thirty (30) Business Days in the aggregate; provided further, that, without the Company’s prior written consent, Merger Sub shall not extend the Offer, and Merger Sub shall not be required to extend the Offer, in each case, beyond the earlier of (1) the Termination Date and (2) the valid termination of this Agreement in accordance with Section 8.1; provided, however, that, in the case of clause (1), if at the Termination Date or any time thereafter Parent is not then permitted to terminate this Agreement pursuant to Section 8.1(c), Merger Sub shall be required to (and Parent shall cause Merger Sub to) extend the Offer beyond the Termination Date;

and provided, further, that, notwithstanding anything to the contrary in this Agreement, any such extension under this Section 2.1(c) shall not be deemed to impair, limit, or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to the terms of Section 8.1.

(d) Consummation of the Offer; Payment. On the terms and subject to the satisfaction or waiver by Parent or Merger Sub of the Offer Conditions (including, for the avoidance of doubt, the satisfaction of the Minimum Condition) and the terms and conditions of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) (i) consummate the Offer and irrevocably accept for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer promptly after (in any event, no later than the first (1st) Business Day after) the Offer Expiration Time (the time of such acceptance, the “Offer Acceptance Time”) and (ii) promptly after (in any event, no later than the second (2nd) Business Day after) the Offer Acceptance Time, pay for such shares of Company Common Stock.

(e) Termination of the Offer. Parent and Merger Sub shall not terminate the Offer or permit the Offer to be terminated prior to the Offer Expiration Time (as it may be extended and re-extended in accordance with Section 2.1(c)), unless and until this Agreement is validly terminated in accordance with Section 8.1. In the event that this Agreement is validly terminated pursuant to Section 8.1 prior to any scheduled expiration of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (but in any event not more than one (1) Business Day after such termination) irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the record holders thereof in accordance with applicable Law.

(f)   Offer Documents. Promptly on the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC, in accordance with Rule 14d-3 promulgated under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall contain or incorporate by reference the Offer to Purchase and the form of the related letter of transmittal, summary advertisement, if any, and other customary ancillary offer documents pursuant to which the Offer will be made (such Schedule TO and documents, together with any exhibits, supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, in each case, as and to the extent required by applicable Law. The Company shall promptly furnish Parent and Merger Sub with all information concerning the Company and its stockholders required by the Exchange Act or other applicable Law to be set forth in the Offer Documents and all other information concerning the Company and its stockholders as reasonably requested by Parent and Merger Sub for inclusion in the Offer Documents and, unless previously withdrawn pursuant to a Company Board Recommendation Change made in accordance with Section 5.3(d), shall allow Parent and Merger Sub to include the Company Board Recommendation in the Offer Documents. Parent and Merger Sub shall cause the Offer Documents filed by either Parent or Merger Sub with the SEC to comply in all material respects with the requirements of applicable Law and, on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by or on behalf of it for use in the Offer Documents if and to the extent that such information is or shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of shares of Company Common Stock, in each case, as and to the extent required by applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments and supplements thereto (including any response to any comments of the SEC or its staff with respect thereto) prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall (A) provide the Company and its counsel any written comments that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments (and shall give the Company and its counsel prompt notice of any material discussions with or oral comments received from the SEC staff), (B) provide the Company and its counsel a reasonable opportunity to review and comment upon the proposed responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof, and (C) give reasonable and good faith consideration to any comments made by the Company and its counsel on any such proposed responses. Parent, and Merger Sub shall respond reasonably promptly to any comments of the SEC or its staff with respect to the Offer Documents.

(g) Guaranteed Delivery. For purposes of this Agreement and the Offer, unless mutually agreed by Parent and the Company, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares of Company Common Stock underlying such notices of guaranteed delivery are “received” (as defined by Section 251(h)(6)(f) of the DGCL) by Merger Sub or by an agent of Merger Sub.

(h) Notification of Offer Status. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of the Offer, including with respect to the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and with respect to any material developments with respect thereto and, upon the Company’s reasonable written request, provide the Company as soon as reasonably practicable with the most recent report in its possession from the Depository Agent detailing the number of shares of Company Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer.

(i)  Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the shares of Company Common Stock (and securities convertible into shares of Company Common Stock) occurring on or after the date of this Agreement and prior to the Offer Acceptance Time; provided, that nothing in this Section 2.1(i) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(j)  Company Actions.

(i)  Approval. The Company hereby approves of and consents to the Transactions. The Company agrees that no shares of Company Common Stock held by the Company or any of the Company Subsidiaries (other than any such shares held on behalf of third parties) will be tendered pursuant to the Offer.

(ii)  Schedule 14D-9. Concurrently with or as soon as reasonably practicable following the filing of the Schedule TO with the SEC, the Company shall (i) file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time and including any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, unless the Company Board has effected a Company Board Recommendation Change in accordance with Section 5.3(d), shall reflect the Company Board Recommendation and include the notice and other information required by Section 262(d)(2) of the DGCL and (ii) cause the Schedule 14D-9 to be disseminated to holders of shares of Company Common Stock as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable Law, including by setting the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. Parent and Merger Sub shall promptly furnish the Company with all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9, and all other information concerning Parent and Merger Sub as reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall cause the Schedule 14D-9 to comply in all material respects with the requirements of applicable Law and, on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by or on behalf of it for use in the Schedule 14D-9 if and to the extent that such information is or shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of shares of Company Common Stock, in each case, as and to the extent required by applicable Law. Except following the valid termination of this Agreement pursuant to Section 8.1, Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments and supplements thereto (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to filing such documents with the SEC and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. Except following the valid termination of this Agreement pursuant to Section 8.1, the Company shall (A) provide Parent and its counsel any written comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent and its counsel prompt telephonic notice of any material discussions with or oral comments received from the SEC staff), (B) provide Parent and its counsel a reasonable opportunity to review and comment upon the proposed responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (C) give reasonable and good faith consideration to any comments made by Parent and its counsel on any such proposed responses. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(iii)  Stockholder Lists. In connection with the Offer, the Company shall furnish, and shall instruct its transfer agent to furnish, to Merger Sub (x) promptly after the date of this Agreement and (y) from time to time thereafter as requested by Parent, with a list of its stockholders and mailing labels, any available listing or computer file containing the names and addresses of the record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories and all other information in the Company’s possession or control regarding the beneficial holders of shares of Company Common Stock, in each case, accurate and complete as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, mailing labels, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of shares of Company Common Stock (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, which date shall not be more than ten (10) Business Days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to applicable Law, and except for such steps as are reasonably necessary or appropriate to disseminate the Offer Documents and any other documents necessary to consummate the Transactions or communicate the Offer to the holders of shares of Company Common Stock, Parent and Merger Sub and their Representatives shall (i) hold in confidence such lists, files and information and will use such information only in connection with the Offer and the Merger and (ii) if this Agreement is terminated, as promptly as reasonably practicable either deliver to the Company or destroy, and shall use their reasonable best efforts to cause their Representatives to deliver to the Company or destroy, all copies and any extracts or summaries of such information then in their possession or control and notify the Company that all such material has been so returned or destroyed.

(iv)  Share Registry. The Company shall register (and shall cause its transfer agent to register) the transfer of the shares of Company Common Stock accepted for payment by Parent or Merger Sub effective immediately after the Offer Acceptance Time.

2.2  The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place as promptly as practicable following (but in any event on the same date as) the Offer Acceptance Time, except if the conditions set forth in Section 7.1(b) shall not be satisfied or, to the extent permitted hereunder and by applicable Law, waived as of such date, in which case the Closing shall take place no later than the first Business Day on which all conditions set forth in Section 7.1(b) are satisfied or, to the extent permitted hereunder and by applicable Law, waived, unless (a) this Agreement has been terminated pursuant to its terms prior to such time or date or (b) another time or date is agreed to in writing by the Parties. The Closing shall be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, or remotely by exchange of documents and signatures (or their electronic counterparts) or such other location as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

2.3  The Merger.

(a)  Effecting the Merger. Upon the terms and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, as promptly as practicable on the Closing Date following the Offer Acceptance Time, Parent, Merger Sub and the Company shall (i) cause a certificate of merger in customary form and substance (the “Certificate of Merger”), to be duly executed and delivered to the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) for filing in such form as required by and in accordance with the applicable provisions of the DGCL and (ii) take all other necessary or appropriate action to cause the Merger to be effected under Section 251(h) of the DGCL without the adoption of this Agreement by the stockholders of the Company. The Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL without a vote on the adoption of this Agreement by the stockholders of the Company.

(b)  Effective Time. The Merger shall become effective on such date and at such time as when the Certificate of Merger has been duly filed with and accepted by the Delaware Secretary or at such later time and date as may be agreed by the Parties in writing and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

(c)  Surviving Corporation. Upon the terms and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company, Parent and Merger Sub shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall become a direct wholly owned Subsidiary of Parent, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case as provided under the applicable provisions of the DGCL.

(d)  Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

2.4  Certificate of Incorporation and Bylaws.

(a)  Certificate of Incorporation. At the Effective Time and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Surviving Corporation shall be amended and restated to be the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub shall be automatically amended and shall become references to “Paya,” and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 6.6(a)).

(b)  Bylaws. At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to be the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub shall be automatically amended and shall become references to “Paya”, until thereafter amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to Section 6.6(a)).

2.5  Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the Organizational Documents of the Surviving Corporation and in accordance with applicable Law.

2.6  Effect on Capital Stock.

(a)  Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i)  each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding as of immediately prior to the Effective Time will automatically be canceled and converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Owned Company Shares pursuant to Section 2.6(a)(iii));

(ii)  each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than any such shares of Company Common Stock that are Owned Company Shares which shall be treated as set forth in Section 2.6(a)(iii), or Dissenting Company Shares, which shall have only those rights set forth in Section 2.6(c)) will be automatically cancelled, extinguished and converted into the right to receive the Per Share Price in cash (the “Merger Consideration”), without interest thereon (but subject to applicable withholding), in accordance with the provisions of Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.10); and

(iii)  each share of Company Common Stock that is (A) held by the Company as treasury stock or otherwise or (B) owned by Merger Sub, in each case, as of immediately prior to the Effective Time will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor, and any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned by Parent or any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of the Company (in each case, other than any such shares held in a fiduciary, representative or other capacity on behalf of third parties) (the shares of Company Common Stock described in this Section 2.6(a)(iii) collectively, the “Owned Company Shares”) shall be converted into such number of shares of common stock of the Surviving Corporation such that the ownership percentage of any such Person in the Surviving Corporation shall equal the ownership percentage that such Person’s shares represent in the Company immediately prior to the Effective Time.

(b)  Adjustment to the Merger Consideration. The Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into or exchangeable or exercisable for shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock (or securities convertible into or exchangeable or exercisable for shares of Company Common Stock) occurring on or after the date of this Agreement and prior to the Effective Time. Nothing in this Section 2.6(b) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(c)  Statutory Rights of Appraisal. Notwithstanding anything to the contrary set forth in this Agreement, if required by the DGCL (but only to the extent required thereby), any share of Company Common Stock that is (i) issued and outstanding immediately prior to the Effective Time (other than any such share of Company Common Stock that is an Owned Company Share) and (ii) held by a holder who is entitled to demand appraisal and who has properly and validly exercised appraisal rights with respect thereto in accordance with, and who has complied with, Section 262 of the DGCL with respect to any such share of Company Common Stock held by such holder (all such shares of Company Common Stock, collectively, the “Dissenting Company Shares”) will not be converted into, or represent the right to receive the Merger Consideration pursuant to this Section 2.6, and instead, holders of the Dissenting Company Shares will be entitled only to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of such Section 262 of the DGCL subject to any required withholding unless and until any such holder fails to perfect or effectively withdraws or loses their rights to appraisal and payment under the DGCL; provided, that, if, after the Effective Time, any such holder fails to perfect, effectively withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, such holder’s Dissenting Company Shares will thereupon be treated as if they had been converted into, at the Effective Time, and shall represent only the right to receive the Merger Consideration in accordance with Section 2.8, without interest thereon, subject to any required withholding, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such holder’s Dissenting Company Shares in accordance with this Agreement. At the Effective Time, all of the Dissenting Company Shares shall automatically be cancelled and extinguished and any holder of the Dissenting Company Shares will cease to have any rights with respect thereto, except for the rights provided in Section 262 of the DGCL and as provided in the previous sentence. Prior to the Effective Time, the Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of Company Common Stock and any withdrawals of such demands and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or voluntarily settle or offer to settle, or otherwise negotiate, any such demands or agree to do any of the foregoing.

2.7  Equity Awards.

(a)  Company Options. At the Effective Time, the portion of each Company Option that is outstanding and vested as of immediately prior to the Effective Time (each, a “Cash Out Option”) will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive a lump sum amount in cash, without interest thereon (but subject to applicable withholding), equal to the product obtained by multiplying (i) the excess of (A) the Per Share Price over (B) the per share exercise price of such Cash Out Option by (ii) the total number of shares of Company Common Stock subject to such Cash Out Option (the “Option Consideration”). At the Effective Time, the portion of each Company Option that is outstanding and unvested as of immediately prior to the Effective Time (each, a “Rollover Option”) will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into an option to purchase a number of shares of Parent Stock equal to the product (rounded down to the nearest whole share) obtained by multiplying (x) the number of shares of Company Common Stock underlying such Rollover Option as of immediately prior to the Effective Time by (y) a fraction, the numerator of which will be the Per Share Price and the denominator of which will be equal to the volume-weighted average trading price of Parent Stock on the Nasdaq Stock Market LLC for the ten consecutive trading days ending on (and inclusive of) the trading day that is three (3) trading days prior to the Closing Date (provided to the extent that, prior to the Closing, the Toronto Stock Exchange so requires, the denominator shall be equal to the closing price of Parent Stock on the Nasdaq Stock Market LLC on the trading day immediately preceding the Closing Date) (the “Exchange Ratio”), and the exercise price per share of Parent Stock (rounded up to the nearest whole cent) will equal the quotient obtained by dividing (a) the per share exercise price of such Rollover Option by (b) the Exchange Ratio (each, a “Parent Option”). Except as specifically provided above or in Section 5.2(h) of the Company Disclosure Letter, following the Effective Time, each Parent Option shall be governed by the same vesting and exercisability terms, and other terms and conditions no less favorable than those that were applicable to such Rollover Option immediately prior to the Effective Time. Notwithstanding the foregoing, any Company Option, whether vested or unvested, that has a per share exercise price that is equal to or greater than the Per Share Price shall be automatically cancelled for no consideration as of the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holder thereof.

(b)  Company RSU Awards. At the Effective Time, the portion of each Company RSU Award that is outstanding and vested as of immediately prior to the Effective Time (including each Company RSU Award held by a non-employee director of the Company that vests pursuant to its terms) (each, a “Cash Out RSU Award”) will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive a lump sum amount in cash, without interest thereon (but subject to applicable withholding), equal to the sum of (i) the product obtained by multiplying (A) the Per Share Price by (B) the total number of shares of Company Common Stock subject to such Cash Out RSU Award plus (ii) the value of any accrued but unpaid dividend equivalent rights relating to such Company RSU Award (the “RSU Consideration”). At the Effective Time, the portion of each Company RSU Award that is outstanding and unvested as of immediately prior to the Effective Time (each, a “Rollover RSU Award”) will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be converted into a restricted stock unit award with respect to a number of shares of Parent Stock equal to the product obtained by multiplying (x) the number of shares of Company Common Stock underlying such Rollover RSU Award as of immediately prior to the Effective Time by (y) the Exchange Ratio (each, a “Parent RSU Award”). Except as specifically provided above or in Section 5.2(h) of the Company Disclosure Letter, following the Effective Time, each Parent RSU Award shall be governed by the same vesting and dividend equivalent rights terms and other terms and conditions no less favorable than those that were applicable to such Rollover RSU Award immediately prior to the Effective Time.

(c)  Payment Procedures. At the Closing, Parent shall deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, funds necessary to ensure that the Surviving Company has adequate cash on hand to pay the aggregate Option Consideration owed to all holders of Cash Out Options and the aggregate RSU Consideration owed to all holders of Cash Out RSU Awards. As promptly as reasonably practicable, but in any event no later than five (5) Business Days, after the Closing Date, the applicable holders of Cash Out Options and Cash Out RSU Awards shall receive a payment from the Surviving Corporation or one of its Subsidiaries, through its payroll system or payroll provider (or, in the case of a Cash Out Option or Cash Out RSU Award held by a non-employee director of the Company, through the Company’s standard accounts payable procedures), of all amounts required to be paid to such holders in respect of their Cash Out Options or Cash Out RSU Awards that are cancelled in exchange for the Option Consideration or RSU Consideration, as applicable, pursuant to this Section 2.7; provided, that, to the extent any such amounts relate to a Company RSU Award that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts which shall accrue interest at the applicable federal rate from and following the Closing Date at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company RSU Award that shall not trigger a Tax or penalty under Section 409A of the Code.

(d)  Further Actions. As of the Effective Time, Parent shall take all actions reasonably necessary to either (i) assume the Company Stock Plan, including all of the obligations with respect to each Rollover Option and Rollover RSU Award and/or (ii) cancel the Company Stock Plan and provide that the Parent Options or Parent RSU Awards be governed under the Parent Stock Plan, subject to any amendments necessary to reflect the terms contemplated by this Section 2.7. In addition, as soon as practicable following the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 with respect to shares of Parent Stock to be issued pursuant to all converted Company Stock Awards under this Section 2.7 (to the extent such Parent Stock is not already subject to a registration statement on Form S-8). Parent hereby acknowledges and agrees that a Change in Control (as defined in the Company Stock Plan) shall occur as of the Effective Time. Prior to the Effective Time, the Company shall take all actions that are reasonably necessary to effectuate the provisions of this Section 2.7 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act pursuant to Section 6.5).

2.8  Exchange of Certificates.

(a)  Depository Agent; Payment Agent. Prior to the Offer Acceptance Time, Parent shall (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of shares of Company Common Stock to receive the Per Share Price to which such holders shall become entitled pursuant to Section 2.1(d) and to act as an agent (the “Payment Agent”) for the holders of shares of Company Common Stock to receive the Merger Consideration to which such holders shall become entitled pursuant to Section 2.6; (ii) enter into a payment agent agreement with the Payment Agent in form and substance reasonably acceptable to the Company and (iii) promptly after (and in any event no later than the earlier of (A) the Effective Time and (B) the second (2nd) Business Day after the Offer Acceptance Time) the Offer Acceptance Time, deposit, or cause to be deposited, by wire transfer of immediately available funds, with the Payment Agent cash amounts sufficient to enable the Payment Agent to make all payments pursuant to Section 2.1(d) and Section 2.6 to holders of Company Common Stock outstanding immediately prior to the Effective Time (such amount, the “Payment Fund”). To the extent that (A) there are any losses with respect to any investments of the Payment Fund; (B) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.1(d) and Section 2.6; or (C) all or any portion of the Payment Fund is unavailable for Merger Sub or Parent (or the Payment Agent on behalf of Merger Sub or Parent), as applicable, to promptly pay the cash amounts contemplated by Section 2.1(d) and Section 2.6 for any reason, Parent shall, or, after the Effective Time shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.1(d) and Section 2.6. The Payment Fund shall not be used for any purpose other than the payment to holders of shares of Company Common Stock as contemplated by Section 2.1(d) and Section 2.6.

(b)  Payment Procedures. Promptly following the Effective Time (and in any event within three (3) Business Days thereafter), Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record as of immediately prior to the Effective Time (other than Owned Company Shares) of one or more certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than Owned Company Shares) (the “Certificates” (if any)) (i) a letter of transmittal in customary form (which shall specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect to the shares of Company Common Stock formerly represented thereby pursuant to Section 2.6. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificates by (y) the Merger Consideration, and the Certificates so surrendered will forthwith be cancelled. Notwithstanding anything to the contrary in this Agreement, no record holder of uncertificated shares of Company Common Stock (the “Uncertificated Shares”) will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.6 with respect of such Uncertificated Shares. In lieu thereof, such record holder of Uncertificated Shares, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (2) the Merger Consideration, and the transferred Uncertificated Shares shall be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.8(b). Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration payable in respect thereof pursuant to Section 2.6.

(c)  DTC Payment. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Payment Agent and The Depository Trust Company (“DTC” ) with the objective that the Payment Agent shall transmit to DTC or its nominee on the Closing Date (or if the Closing does not occur at such time that permits same day transmission, the first Business Day after the Closing Date) an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Merger Consideration.

(d)  Transfers of Ownership. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Share in exchange therefor is registered, it shall be a condition of payment that (i) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Share surrendered or shall have established to the reasonable satisfaction of the Payment Agent that such Tax either has been paid or is not applicable.

(e)  No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)  Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one (1) year after the Effective Time shall be returned to Parent (or delivered to the Surviving Corporation as directed by Parent) upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.8 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Law), as general creditors thereof, for any claim to the Merger Consideration to which such holders may be entitled pursuant to Section 2.6. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two (2) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.9  No Further Ownership Rights in Company Common Stock From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Share theretofore representing any shares of Company Common Stock (other than holders of Owned Company Shares) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor in accordance with Section 2.6, or, in the case of Dissenting Company Shares, the rights pursuant to Section 2.6(c). The Merger Consideration paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall (subject to compliance with the exchange procedures of Section 2.8(b)) be cancelled and exchanged as provided in this Article II.

2.10  Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.6. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11  Withholding. Each of the Company, Parent, Merger Sub, the Surviving Corporation, any of the Subsidiaries of the foregoing, the Payment Agent and any other applicable withholding agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so deducted or withheld, and timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Except with respect to withholding with respect to (i) amounts payable to employees of the Company or its Subsidiaries that constitute compensation for services (including payments in respect of Company Options or Company RSU Awards), (ii) U.S. backup withholding due to failure of a holder of Company Common Stock to provide a properly completed and duly executed IRS Form W-9 or applicable IRS Form W-8 and (iii) withholding under Section 1445 of the Code (solely to the extent Treasury Regulations Section 1.1445 -2(c)(2) does not apply), any party that intends to deduct and withhold from amounts otherwise payable pursuant to this Agreement shall use commercially reasonable efforts to provide the party in respect of which such deduction or withholding would be made with written notice at least five (5) Business Days or, if later, as soon as reasonably practicable prior to making any withholding with respect to the payment of any consideration otherwise payable pursuant to this Agreement and shall use commercially reasonable efforts to cooperate in good faith with the party in respect of which such deduction or withholding would be made to reduce or eliminate the amount of such withholding.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC and publicly available, in each case, pursuant to the Exchange Act on or after January 1, 2021 and at least one day prior to the date of this Agreement, to the extent it is reasonably apparent that any such disclosure set forth in such documents filed by the Company with the SEC would qualify the representations and warranties contained herein (excluding any disclosures contained under the captions “Risk Factors,” “Quantitative and Qualitative Disclosures About Market Risk” and “Regulatory Compliance” and any disclosures set forth in any “forward-looking statements,” risk factors, disclaimer or any other disclosures that are general, predictive, cautionary or forward-looking in nature but not excluding any historical factual information contained within such statements, captions, disclaimers and other disclosures) (it being acknowledged that nothing in such reports, schedules, forms, statements and other documents will be deemed to modify or qualify the representations and warranties set forth in Sections 3.1-3.3, 3.6, 3.7(b), 3.7(c), 3.27 or 3.28); or (b) subject to the terms of Section 9.12, as set forth in the corresponding section of the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1  Organization; Good Standing.

(a)  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to have such power or authority has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing (to the extent the applicable jurisdiction recognizes such concept) in each jurisdiction where such qualification is necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)  The Company has made available to Parent prior to the date hereof true, correct and complete copies of the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) and Amended and Restated Bylaws of the Company (the “Bylaws”), each as amended to the date of this Agreement. The Company is not in violation of the Charter or the Bylaws in any material respect.

3.2  Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transactions, have been duly authorized and approved by the Company Board, and assuming the representations and warranties set forth in Section 4.6 are true and correct and, except, with respect to the Merger, for filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (A) and (B), the “Enforceability Exceptions”).

3.3  Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a)  Company Board Approval. On or prior to the date hereof, the Company Board has unanimously (i) determined that the terms of the Transactions are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and consummate the Transactions upon the terms and subject to the conditions set forth herein; (iii) approved the execution and delivery of this Agreement by the Company (including the “agreement of merger” as such term is used in Section 251 of the DGCL), the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Transactions upon the terms and conditions set forth herein, in accordance with the requirements of the DGCL; (iv) approved the execution and delivery of the Tender and Support Agreement by the parties thereto (and the consummation of the transactions contemplated thereby); (v) resolved that this Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL; and (vi) resolved to recommend that the Company Stockholders (other than Parent and its Subsidiaries) accept the Offer and tender their shares of Company Common Stock to Merger Sub in the Offer (such recommendation described in clause (vi), the “Company Board Recommendation”), which resolutions have not been rescinded, modified or withdrawn in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 5.3).

(b)  Fairness Opinion. The Company Board has received (i) the written opinion (or an oral opinion to be confirmed in writing) of J.P. Morgan Securities LLC (“JP Morgan”), co-financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, limitations, factors and assumptions set forth therein, the Merger Consideration payable to the holders of shares of Company Common Stock (other than the Owned Company Shares and the Dissenting Company Shares) in the Transactions pursuant to this Agreement is fair, from a financial point of view, to such holders and (ii) the written opinion (or an oral opinion to be confirmed in writing) of Raymond James & Associates, Inc. (“Raymond James”), co-financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, disclaimers, limitations, procedures and assumptions set forth therein, the Merger Consideration payable to the holders of shares of Company Common Stock (other than the Owned Company Shares and the Dissenting Company Shares) in the Transactions pursuant to this Agreement is fair, from a financial point of view, to such holders. It is understood and agreed that such written opinions described in the immediately preceding sentence have been (or, in the case of forthcoming written confirmation opinions, will be) provided for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub or any other Person. A written copy of such opinions will be provided to Parent as soon as reasonably practicable following receipt by the Company for informational purposes only.

(c)  Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, each of the Company and the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law (or provisions in the Charter and Bylaws (including, for the avoidance of doubt, Article 9, Section 2 of the Charter)) will not be applicable to the Transactions or to the execution, delivery and performance of this Agreement and the Tender and Support Agreement and the transactions contemplated thereby, and accordingly neither Section 203 of the DGCL nor any other antitakeover or similar statute or regulation applies to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal Laws apply to this Agreement and the Tender and Support Agreement or any of the transactions contemplated hereby and thereby. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound. The Company has not opted out of Section 251(h) of the DGCL in the certificate of incorporation of the Company or taken any other action to limit or preclude the use by the Company of Section 251(h) of the DGCL.

(d)  Assuming (i) the satisfaction of the Minimum Condition and (ii)  the absence of any amendment, modification or other change to the DGCL or this Agreement that would render Section 251(h) of the DGCL inapplicable to this Agreement and (iii) that the representations and warranties of Parent and Merger Sub as set forth in Section 4.6 are true and correct, no vote of the holders of Company Common Stock or other capital stock of the Company is necessary to adopt this Agreement and consummate the Merger under applicable Law or the Charter or the Bylaws.

3.4  Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transactions (a) do not violate or conflict with any provision of (i) the Charter or the Bylaws or (ii) the Organizational Documents of any Subsidiary of the Company; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, require the consent of, or notice to, any Person, or result in a right of termination or acceleration pursuant to any Contract; (c) do not, assuming the Governmental Authorizations referred to in Section 3.5 are made and obtained, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; and (d) will not result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (a)(ii), (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.5  Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company or any of its Subsidiaries in connection with (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Schedule TO and Schedule 14D-9 with the SEC and compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of Nasdaq; (iv) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; and (v) such other Governmental Authorizations the failure of which to obtain have not had, and would not reasonably be expected to have, a Company Material Adverse Effect and are not expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.6  Company Capitalization.

(a)  Capital Stock. The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock; and (ii) 50,000,000 shares of Company Preferred Stock. As of 12:00 p.m., New York City time, on January 7, 2023 (such time and date, the “Capitalization Date”), (A) 132,238,723 shares of Company Common Stock were issued or outstanding, of which 5,681,812 are subject to earnout and forfeiture in accordance with the terms of the Support Agreement; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) no shares of Company Common Stock were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any Company Securities, other than pursuant to the exercise or settlement of Company Options or Company RSU Awards, which, in each case, were granted prior to the Capitalization Date and which are reflected in Section 3.6(b). Except as set forth in this Section 3.6, none of the shares of capital stock of the Company are owned by any Subsidiary of the Company.

(b)  Stock Reservation and Awards. As of the Capitalization Date, the Company has reserved 18,541,905 shares of Company Common Stock for issuance pursuant to the Company Stock Plan. As of the Capitalization Date, there were outstanding (i) 1,627,832 shares of Company Common Stock subject to outstanding Company Options, of which Company Options to purchase 74,400 shares of Company Common Stock were vested and exercisable; and (ii) 2,269,419 shares of Company Common Stock subject to outstanding Company RSU Awards. All shares that may be issued pursuant to any Company RSU Awards or Company Options or that are reserved for issuance will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.

(c)  Schedule of Awards. There have been no new issuances or grants of Company RSU Awards or Company Options or other Company Securities (whether under the Company Stock Plan or otherwise) between the Capitalization Date and the date hereof. Section 3.6(b) of the Company Disclosure Letter sets forth, for each Company Option and Company RSU Award, the holder, type of award, grant date, number of shares subject to such award, vesting schedule (including any acceleration provisions) and, if applicable, exercise price and expiration date. Except as would not be material to the Company and its Subsidiaries taken as a whole, the exercise price of each Company Option was not less than the fair market value of an underlying share of Company Common Stock as determined on the date of grant of such Company Option, as determined in accordance with Section 409A of the Code.

(d)  Company Securities. Except as set forth in this Section 3.6, as of the Capitalization Date there were (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company (in each case, including any voting debt); (iii) no outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the holders of the Company Common Stock on any matter, (iv) no outstanding options, calls, subscriptions, warrants or other rights or arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company (in each case, including any voting debt); (v) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract obligating the Company to issue any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; and (vi) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or valued by reference to, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity, economic or voting interest in, the Company (the items in clauses (i), (ii), (iii), (iv), (v) and (vi) collectively, the “Company Securities”).

(e)  Other Rights. (i) Except for the Tender and Support Agreement, there are no (x) voting trusts, proxies or similar arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; or (y) obligations or binding commitments of any character to which the Company is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. (ii) The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities (other than with respect to the exercise of Company Options or the forfeiture of, or withholding of Taxes with respect to, Company Options or Company RSU Awards). (iii) There are no accrued and unpaid dividends with respect to any outstanding Company Securities. (iv) The Company does not have a stockholder rights plan or similar device in effect.

(f)  Miscellaneous. Each Company RSU Award and Company Option was granted in accordance with the terms of the Company Stock Plan and award agreements thereunder and all other applicable Laws.

(g)  Related Party Obligations. Neither the Company nor any of its Subsidiaries has any liabilities or obligations in respect of stock or equity or stock- or equity-based compensation of any of the GTCR Entities.

3.7  Subsidiaries.

(a)  Each of the Subsidiaries of the Company (i) is duly formed, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its formation and (ii) has all requisite corporate or similar power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased by it or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)  Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens) and all of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company has been duly authorized, validly issued and is fully paid and nonassessable (to the extent applicable) and free of preemptive (or similar) rights or other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such capital sock or other voting securities or ownership interests). The Company does not own, directly or indirectly, any capital stock or other equity or voting interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity or voting interest of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of Company Common Stock, capital stock or other securities convertible or exchangeable into or exercisable for capital stock or other equity or voting interest of the Company. Section 3.7(b) of the Company Disclosure Letter sets forth each of the Subsidiaries of the Company existing as of the date of this Agreement. Neither the Company nor its Subsidiaries has any Contract pursuant to which it is obligated to make any investment (in the form of a loan, capital contribution or otherwise) in any Person (other than the Company with respect to its wholly owned Subsidiaries).

(c)  There are no outstanding (i) securities convertible into, exercisable or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with holders of equity of any Subsidiary of the Company on any matter; (iii) options, calls, subscriptions, warrants or other rights or arrangements to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into, exercisable or exchangeable for, shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (iv) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract obligating any Subsidiary of the Company to issue any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; and (v) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or valued by reference to, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity, economic or voting interest in, any Subsidiary of the Company (the items in clauses (i), (ii), (iii), (iv) and (v) collectively, the “Subsidiary Securities”). Except for the capital stock or other voting securities of or equity or ownership interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities or equity or ownership interests of any Person. There are no voting trusts or agreements, stockholder agreements, proxies, understandings, arrangements, commitments or other contractual obligations in effect with respect to the voting or transfer of any of the Subsidiary Securities to which the Company or any of its Subsidiaries is a party and the Company has not issued any outstanding bonds, notes, debentures or other obligations, the holders of which generally have the right to vote on any matters submitted to the holders of such Subsidiary Securities.

(d)  All material Subsidiaries of the Company and their respective jurisdictions of organizations are identified in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2021. The Company has made available to Parent true, correct and complete copies of the Organizational Documents of each “significant subsidiary” (as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act) of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar Organizational Documents in any material respect.

3.8  Company SEC Reports.

(a)  Since October 16, 2020, the Company has filed or furnished, as applicable, on a timely basis all forms, reports, schedules, prospectuses, registration statements and documents with the SEC that have been required to be filed or furnished by it pursuant to applicable Laws (the “Company SEC Reports” “). Each Company SEC Report complied, as of its filing or furnishing date (or, if amended or superseded by a filing or furnishing prior to the date of this Agreement, on the date of such amended or superseding filing or furnishing), in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date that such Company SEC Report was filed or furnished (or, if amended or superseded by a filing or furnishing prior to the date of this Agreement, on the date of such amended or superseded filing or furnishing). As of its filing or furnishing date (or, if amended or superseded by a filing or furnishing prior to the date of this Agreement, on the date of such amended or superseding filing or furnishing), and, in the case of a registration statement or amendment thereto, as of the date such registration statement or amendment became effective, each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports, schedules, prospectuses, registration statements or documents with the SEC. There are no outstanding unresolved comments with respect to the Company or the Company SEC Reports noted in comment letters or other correspondence received by the Company or its attorneys from the SEC. To the Knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspections of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. To the Knowledge of the Company, since October 16, 2020, there has been no material complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal controls.

(b)  There has been no material correspondence between the SEC and the Company since October 16, 2020 that is not set forth in the Company SEC Reports or that has not otherwise been made available to Parent prior to the date of this Agreement.

(c)  Since October 16, 2020, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(d)  Except as permitted under the Exchange Act and disclosed in the Company SEC Reports, neither the Company nor any of its Affiliates has made, arranged or modified any extensions of credit in the form of a personal loan to any director or executive officer of director of the Company or any of their respective Affiliates.

3.9  Company Financial Statements; Internal Controls; Indebtedness.

(a)  Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Reports (i) were prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby (except as may be indicated in the notes thereto or, in the case of the unaudited consolidated interim financial statements, as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited consolidated interim financial statements, to normal and recurring year-end adjustments, none of which, individually or in the aggregate, would be material to the Company and its Subsidiaries taken as a whole and the absence of footnotes to the extent that, if presented, such footnotes would not differ materially from those in the most recent audited consolidated financial statements of the Company). Since October 16, 2020, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

(b)  Disclosure Controls and Procedures. The Company has designed, established and maintains, and has at all times since October 16, 2020, “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company has, in material compliance with Rule 13a-15 under the Exchange Act, (i) designed, established and maintained disclosure controls and procedures effective to ensure that material information relating to the Company, including its consolidated Subsidiaries, is timely recorded and made known to the management, including the chief executive officer and chief financial officer, of the Company by others within those entities and (ii) designed, established and maintained internal controls over financial reporting (the “Internal Controls” “), as defined in Section 13a-15 under the Exchange Act, that are effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company maintains internal controls over financial reporting (as defined in Rule 13a-15f or 15d-15f, as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the forms, reports, schedules, prospectuses, registration statements and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2021, and such assessment concluded that such system was effective. The Company’s independent registered public accounting firm has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2021. No events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act when next due, and conclude, after such assessment, that such system was effective. Since October 16, 2020, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act (including Sections 302 and 906 thereof). Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications as of the date of this Agreement. Since October 16, 2020, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (i) any significant deficiency or material weakness (each as defined in Rule 13a-15(f) of the Exchange Act) in the system of internal control over financial reporting used by the Company and its Subsidiaries that has not been subsequently remediated, (ii) any fraud (whether or not material) that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries or (iii) any bona fide complaints regarding a material violation of accounting procedures, internal accounting controls or auditing matters, including from employees of the Company or any of its Subsidiaries regarding questionable accounting, auditing or legal compliance matters. No executive officer of the Company has failed, since October 16, 2020, to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Reports and since October 16, 2020, no executive officer of the Company has failed to file such certifications and the Company has not received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Since October 16, 2020, the Company and each of its officers and directors have been and are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

3.10  No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, matured or otherwise, and whether or not required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, other than liabilities or obligations (a) adequately disclosed and specifically reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its consolidated Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) expressly permitted or contemplated by or arising from the performance of the requirements of this Agreement or incurred in connection with the consummation of the Transactions; or (c) that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries have any material escheat or unclaimed property obligations.

3.11  Absence of Certain Changes.

(a)  Since December 31, 2021 through the date of this Agreement, except for (A) the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to the Transactions, and (B) any COVID-19 Reasonable Response, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects.

(b)  Since December 31, 2021, there has not been any Effect that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(c)  Since December 31, 2021 through the date of this Agreement, there has not been any event, occurrence, or action that, if taken during the Pre-Closing Period without Parent’s consent, would constitute a breach of any of the covenants in Section 5.2(d) [Adjustments, Splits, Redemptions], Section 5.2(e) [New Lines of Business], Section 5.2(f) [Dividends], Section 5.2(g) [Indebtedness], Section 5.2(i) [Settlements], Section 5.2(j) [Accounting Policies] (but only if such event, occurrence or action would be material to the Company and its Subsidiaries, taken as a whole), Section 5.2(p) [Poison Pills], Section 5.2(q) [Tax Elections], or Section 5.2(r) (solely as it relates to the foregoing Sections).

3.12  Material Contracts.

(a)  List of Material Contracts. Section 3.12(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as in effect as of the date of this Agreement, to or by which the Company or any of its Subsidiaries is a party or bound. The Company has made available to Parent true and complete unredacted copies of all Material Contracts in effect as of the date hereof.

(b)  Validity. Each Material Contract (other than any Material Contract that has terminated (other than due to breach or non-compliance) or expired in the ordinary course of business in accordance with its terms, in each case after the date hereof) is a valid and binding obligation of the Company or the applicable Subsidiary of the Company that is a party thereto or bound thereby and is in full force and effect, except where the failure to be valid and binding and in full force and effect has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where the failure to fully perform has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No event has occurred that, with notice, lapse of time or both, would constitute a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract, or of any party’s intent to terminate, materially modify or not renew any Material Contract.

(c)  Government Contracts. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor its Subsidiaries have, since January 1, 2020: (a) breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Authority; (c) been audited or investigated by any Governmental Authority with respect to any Government Contract; (d) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Authority or any other person any written notice of breach, cure, show cause or default with respect to any Government Contract; (f) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform; (g) received any small business set-aside contract, any other set aside contract or other order or contract requiring small business or other preferred bidder status or (h) entered any Government Contracts payable on a cost-reimbursement basis. To the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to any of the Company’s or its Subsidiaries’ Government Contracts.

3.13  Real Property.

(a)  Except as had not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company or one or more of its Subsidiaries (as the case may be), has good, valid and marketable title, in fee or valid leasehold, easement or other rights, in each case, free and clear of all Liens other than Permitted Liens. None of the Company or any of its Subsidiaries has previously owned and/or currently owns any real property.

(b)  Section 3.13(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all material leases, licenses and subleases (including any assignments, amendments, extensions and modifications thereto, the “Real Property Leases”) with respect to all property leased, licensed, subleased or otherwise used or occupied by the Company or its Subsidiaries. With respect to each of the Real Property Leases, (A) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Real Property Lease by the other party thereto and the Enforceability Exceptions; and (B) the applicable tenant is not in default under such Real Property Lease, and no event has occurred that, with the delivery of notice, lapse of time or both, would constitute a material default under such Real Property Lease, except as had not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of all Real Property Leases (including all material modifications and amendments thereto).

3.14  Environmental Matters. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with Environmental Laws and Environmental Permits that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries as presently conducted, (ii)  no written notice of a violation of any Environmental Law has been received by the Company or any of its Subsidiaries, the substance of which has not been resolved, (iii) no Legal Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law, and (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has released any Hazardous Substance on or under real property currently owned, leased or operated by the Company or any of its Subsidiaries.

3.15  Intellectual Property.

(a)  Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all Company Registered Intellectual Property. specifying as to each such item, as applicable (i) the owner or owners of such item, (ii) each jurisdiction in which such item is registered/issued or in which any application for registration/issuance has been filed, (iii) the respective registration/grant or application number of such item, and (iv) the date of application and registration/grant of such item. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each item of Company Intellectual Property is subsisting, and not invalid or unenforceable in whole or in part, and is not subject to any outstanding Order adversely affecting the validity or enforceability of, or the Company’s ownership or use of, or rights in or to, any such Company Intellectual Property. The Company or one of its Subsidiaries have paid all registration, maintenance and renewal fees and have made all filings required to maintain its respective ownership of, and the validity and enforceability of, the material Company Registered Intellectual Property.

(b)  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and each of its Subsidiaries, as applicable, owns or otherwise possesses adequate rights to use, all Intellectual Property used in, held for use in or necessary for their respective businesses as currently conducted, all of which rights shall survive the consummation of the transactions contemplated by this Agreement without being terminated, encumbered, impaired or changed. The Company solely and exclusively owns, free and clear of all Liens (other than Permitted Liens) the Company Intellectual Property. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there exist no restrictions on the disclosure, use, license or transfer of the Company Intellectual Property.

(c)  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing by any Person (i) alleging infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of such Person or (ii) challenging the ownership, validity or enforceability of, or seeking to deny or restrict the rights of the Company or any of its Subsidiaries in, any Company Intellectual Property or Licensed Intellectual Property, as applicable.

(d)  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted and as conducted since January 1, 2020 (or, with respect to any infringement of Patents, as conducted in the last six (6) years), and the development, manufacture, use, sale, commercialization or other exploitation of any product, service or other offering provided by the Company does not infringe, misappropriate or violate, and has not since January 1, 2020, (or, with respect to any infringement of Patents, has not in the last six (6) years) infringed, misappropriated or violated, any Intellectual Property of any Person and (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or violating, and has not infringed, misappropriated or violated, any Company Intellectual Property and, since January 1, 2020 (or, with respect to any infringement of Patents, in the last six (6) years), the Company has not made any written allegation against any Person for any infringement, misappropriation, or violation of any Company Intellectual Property or the Company’s rights in any Licensed Intellectual Property.

(e)  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company has taken commercially reasonable actions to (i) maintain, enforce and protect the Company Intellectual Property, and (ii) protect the confidentiality of all Trade Secrets that are owned, used or held by the Company, and no such Trade Secrets have been used, disclosed to or otherwise discovered by any Person except pursuant to a valid and enforceable non-disclosure agreement that has not been breached by such Person.

(f)  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Person (including any employees, officers, contractors or service providers) whose work for or on behalf of the Company or its Subsidiaries has involved the discovery, conception or reduction to practice of any Intellectual Property, Software or other technology has executed a written agreement containing a valid and enforceable present assignment to the Company of all Intellectual Property developed by such Person on behalf of the Company or its Subsidiaries, except where ownership of such Intellectual Property vests in the Company or its Subsidiaries by operation of Law. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, as of the date of this Agreement, to the Knowledge of the Company, no such Person retains or purports to retain any right, title or interest in or to any such Intellectual Property.

(g)  Neither the Company nor its Subsidiaries has delivered, licensed or made available, nor is under a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any material Software included in the Company Intellectual Property to any escrow agent or other Person who is not an employee or consultant who are subject to valid and binding confidentiality obligations and acting on behalf of the Company or its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not trigger the release of any source code of any such material Software.

(h)  (x) Neither the Company nor its Subsidiaries has distributed, made available for remote interaction, or incorporated or linked any Open Source Software in conjunction with or into any material Software included in the Company Intellectual Property in a manner that requires the Company or its Subsidiaries to (i) disclose or distribute to any Person or the public of any portion of the source code for such Software, (ii) impose any restriction on the consideration to be charged for the distribution of Software or (iii) grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property and (y) the Company and each of its Subsidiaries are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used by the Company and its Subsidiaries, including notice and attribution obligations.

3.16  IT, Cybersecurity, and Data Privacy.

(a)  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable measures designed to protect the confidentiality, integrity and security of the Company IT Assets. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) all Company IT Assets (A) are free from any defect, to the extent applicable, and (B) do not contain any virus, Software, hardware worm, bomb, backdoor, clock, timer or other disabling code, design or routine designed to permit unauthorized access or control, or to disable or otherwise harm any computer, systems or Software, including with the passage of time and (ii) the Company complies with, and is not in breach or default of, its obligations and use restrictions with respect to third-party Software.

(b)  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company IT Assets (i) operate and perform in all respects in accordance with their documentation and functional specifications and (ii) are sufficient for the current needs of the business of the Company and its Subsidiaries. The Company IT Assets have not, in any material respect, malfunctioned or failed since January 1, 2020 in any manner that has not been fully remediated in all material respects. To the Knowledge of the Company, since January 1, 2020, there has been no material unauthorized access to or material unauthorized use of the Company IT Assets. The Company and its Subsidiaries have taken commercially reasonable steps to provide for archiving, back-up, recovery and restoration of their material business data, including the implementation of commercially reasonable (A) data backup, (B) disaster avoidance and recovery procedures and (C) business continuity procedures.

(c)  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company has established and maintained organizational, physical, technical, and administrative security measures and written policies regarding privacy, cyber security, data protection and Processing of Personal Information that are commercially reasonable and designed to be consistent with (i) all applicable Laws, policies, procedures and industry standards (including PCI-DSS) relating to the protection or Processing of Personal Information, data privacy or cybersecurity or the privacy of electronic communications in any relevant jurisdiction (“Data Protection Laws”), (ii) any publicly facing statements or internal or external policies adopted by the Company or any of its Subsidiaries and (iii) Contracts to which the Company or any of its Subsidiaries is bound, in each case (under clause (ii) or (iii)) to the extent related to data privacy, data security or the Processing or Personal Information. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company has taken commercially reasonable steps designed to protect Personal Information Processed by or on behalf of the Company from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification or disclosure.

(d)  Since January 1, 2020, neither the Company nor its Subsidiaries has (i) to the Knowledge of the Company, experienced a cybersecurity incident that resulted in the unauthorized access, disclosure, or exfiltration, of or to Personal Information or other misuse of any Personal Information in a manner that, individually or in the aggregate, has resulted in, or is reasonably likely to result in, material liability to the Company or any of its Subsidiaries or an obligation for the Company or any of its Subsidiaries to notify any affected individuals or any Governmental Authority under applicable Data Protection Laws, or (ii) received any written notice (including any enforcement notice) of any pending or threatened Legal Proceeding concerning any material noncompliance with any applicable Data Protection Laws. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against or pertaining to the Company, with respect to the Processing of any Personal Information by the Company.

(e)  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance, and since January 1, 2020, have been in compliance, with (i)  applicable Data Protection Laws, (ii) any contractual commitments of the Company in any Contract, and (iii) the Company’s public-facing statements and internal and external privacy policies, in each case, regarding privacy, data protection and the Processing of Personal Information by or on behalf of the Company or any of its Subsidiaries.

3.17  Tax Matters.

(a)  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(i)  each of the Company and its Subsidiaries has timely filed or caused to be filed (taking into account valid extensions) all Tax Returns required to be filed by any of them, and each such Tax Return is true, correct and complete;

(ii)  the Company and each of its Subsidiaries have timely paid in full to the appropriate Governmental Authority all Taxes that are required to be paid by any of them, and the financial statements of the Company and the Company Subsidiaries reflect adequate reserves in accordance with GAAP for Taxes as of the date thereof;

(iii)  the Company and its Subsidiaries (A) have timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers, creditors, stockholders and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Authority), and (B) have otherwise complied with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements, including the filing of Forms 1099-K);

(iv)  neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment, reassessment or collection of, any Tax, in each case, that has not since expired, for any taxable period and no request for any such waiver or extension is currently pending;

(v)  no claim, litigation, audit, examination, investigation or other proceeding with respect to Taxes, Tax Returns or other Tax matters of the Company or any of its Subsidiaries is currently in progress or has been asserted or proposed in writing, and no deficiency for Taxes has been assessed by any Governmental Authority against the Company or any of its Subsidiaries with respect to any completed and settled examination or concluded litigation (other than any deficiency that has been fully satisfied by payment or otherwise settled);

(vi)  neither the Company nor any of its Subsidiaries (A) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation, reimbursement or indemnification agreement or arrangement or any agreement or arrangement relating to payment for Tax benefits other than (x) any such agreement solely between or among the Company and its Subsidiaries or (y) customary Tax indemnification provisions in commercial agreements entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (B) has any liability for the Taxes of any Person, other than the Company and its Subsidiaries, pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as transferee or successor or otherwise by operation of Law;

(vii)  there are no Liens in respect of or on account of Taxes upon any property or assets of the Company or any of its Subsidiaries, other than statutory Liens for Taxes not yet due and payable or for which adequate reserves in accordance with GAAP are reflected on the financial statements of the Company and its Subsidiaries;

(viii)  no claim has been made in writing by any Governmental Authority in a jurisdiction where the Company or any Subsidiary of the Company does not currently file a Tax Return of a particular type or pay Taxes of a particular type that the Company or any Subsidiary of the Company is or may be required to file Tax Returns in such jurisdiction or be subject to Taxes of such type;

(ix)  neither the Company nor any of its Subsidiaries is or will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) adjustment pursuant to Section 481 of the Code (or any similar or analogous provision of state, local, or non-U.S. Law) or otherwise in connection with or as a result of a change of method of accounting, (B) installment sale, intercompany transaction, or open transaction made or entered into prior to the Closing, (C) prepaid amount or deferred revenue received at or prior to the Closing, or (D) closing agreement (within the meaning of Section 7121 of the Code (or any similar or analogous provision of state, local, or non-U.S. Law)) or other ruling or written agreement with a Tax authority entered into at or prior to the Closing. There is no application pending with any Governmental Authority requesting permission for any change in an accounting method of the Company or any Company Subsidiary, and no Governmental Authority has issued any written proposal regarding any such adjustment or change in accounting method.

(x)  Neither the Company nor any Subsidiary of the Company has sought any relief under, or taken any action in respect of, any provision of the CARES Act or any similar provision of state, local or non-U.S. law relating to Taxes (including (i) deferring any Taxes under Section 2302 of the CARES Act or (ii) claiming any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act).

(xi)  Neither the Company nor any Subsidiary of the Company has executed or filed any power of attorney with respect to Taxes that will remain in effect after the Closing.

(xii)  Neither the Company nor any Subsidiary of the Company has a permanent establishment or is a resident for Tax purposes outside of its jurisdiction or territory of incorporation or formation.

(b)  No Company or Subsidiary of the Company has made an election to change its classification under Treasury Regulations Section 301.7701-3.

(c)  During the three (3) year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a distribution of shares that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(d)  Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2) or any similar transaction under non-U.S. Law.

(e)  The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (a “USRPHC”) and has not been a USRPHC during the five (5) year period ending on the date of this Agreement.

3.18  Employee Benefits.

(a)  Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Employee Plans. The Company has heretofore made available to Parent true and complete copies of the current plan document (with amendments) for each Employee Plan and the following related documents, to the extent applicable: (i) the most recent summary plan descriptions and plan amendments, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination or opinion letter, if any, relating to any such Employee Plan, (iv) the most recently prepared actuarial report for each such Employee Plan (if applicable) for each of the last two years and (v) all material non-routine correspondence received from or sent to any Governmental Authority in the last two years.

(b)  Absence of Certain Plans. None of the Company or any of its Subsidiaries has, at any time during the past six (6) years, maintained, sponsored, contributed to or participated in, or had any obligation to contribute to, and the Company and its Subsidiaries do not have any direct or indirect liability (including on account of an ERISA Affiliate) with respect to, (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA) (a “Multiple Employer Plan”), or (iii) a plan covered by Section 412 of the Code or Title IV of ERISA. None of the Company and its Subsidiaries has incurred, or reasonably expects to incur (including on account of any ERISA Affiliate), (i) any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full or (ii) any other liability under Title IV of ERISA.

(c)  Compliance. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Employee Plan has been established, maintained, funded, operated and administered in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. Each Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, issued by the U.S. Internal Revenue Service, and, to the Knowledge of the Company, no events have occurred and no circumstances exist that would reasonably be expected to adversely affect the qualified status of any such Employee Plan, (ii) all contributions, premiums and payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and applicable Law, and (iii) to the Knowledge of the Company, no events have occurred with respect to any Employee Plan that would reasonably be expected to result in the assessment of any excise tax against the Company or any of its Subsidiaries.

(d)  Employee Plan Legal Proceedings. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(e)  No Prohibited Transactions. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to, or would reasonably be expected to incur any liability as a result of, any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA).

(f)  No Welfare Benefit Plan. No Employee Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides retiree life insurance, health insurance or other post-employment or post-retirement welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(g)  Section 409A. Each Employee Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in material compliance with, and the Company and its Subsidiaries have materially complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(h)  Impact of Transaction. None of the execution and delivery of this Agreement or the consummation of the Transactions shall (alone or in conjunction with any other event) (i) entitle any employee, officer, director or independent contractor of the Company or any of its Subsidiaries to any payment or benefit under any Employee Plan or otherwise, (ii) accelerate the time of payment or vesting of benefits, or increase the benefits or the amount of compensation payable under any Employee Plan, (iii) accelerate the timing of or trigger any funding obligation under any Employee Plan, (iv) result in any limitation on the right of the Company or any of its Subsidiaries or, after the Effective Time, Parent, to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust, or (v) result in any payment or benefit made by the Company or any of its Subsidiaries that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code. No Employee Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise.

3.19  Labor Matters.

(a)  Employee Census. The Company has provided Parent with a complete and accurate schedule as of January 3, 2023 setting forth for each employee of the Company and its Subsidiaries, such employee’s name, employing entity, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), whether exempt from the overtime pay requirements of the Fair Labor Standards Act, annual salary or wage rate, most recent annual bonus received and current annual bonus opportunity. The Company has also provided Parent with the following information regarding each individual independent contractor engaged by the Company or any of its Subsidiaries: such contractor’s name, services provided and rate of compensation.

(b)  Union Activities. Neither the Company nor any of its Subsidiaries are a party to or bound by, or currently negotiating in connection with entering into, any collective bargaining or similar written agreement with any labor union, works council or similar labor organization. To the Knowledge of the Company, there are no activities of any labor union or other labor organization to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. There are no labor grievances outstanding against the Company or any of its Subsidiaries under any collective bargaining or similar written labor agreement with any labor organization, nor any unfair labor practice complaints pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority. There is no, and since January 1, 2020, there has been no material breach of any collective bargaining or similar written labor agreement with any labor organization by the Company or its Subsidiaries nor any strike, lockout, work slowdown, or work stoppage or other material labor dispute against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened in writing directly against the Company or any of its Subsidiaries.

(c)  Employment Law. The Company and its Subsidiaries are, and since January 1, 2020, have been, in compliance with applicable Laws with respect to labor and the employment of their employees, including employee wage and hour requirements, employee immigration status, discrimination in employment, employee health and safety, discrimination, sexual harassment, civil rights, affirmative action, work authorization, employment and employment practices, terms and conditions of employment, worker classification, information privacy and security, workers compensation, withholding of employment-related Taxes, and collective bargaining, except for such noncompliance that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d)  Misconduct. To the Knowledge of the Company, no allegations of discrimination, harassment or sexual misconduct have been made since January 1, 2020 against any current or former member of the Company Board or any employee of the Company or any of its Subsidiaries at the level of Senior Vice President or above, or, as of the date hereof, any other current or former member of the Company Board or any employee of the Company or any of its Subsidiaries, in each case in their capacities as such and made by another current, former or prospective employee, officer, director, consultant or individual independent contractor of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has, since January 1, 2020, entered into any settlement agreement related to allegations of discrimination, harassment or sexual misconduct by or against any current or former member of the Company Board or any employee of the Company or any of its Subsidiaries at the level of Senior Vice President or above, or, as of the date hereof, any other current or former member of the Company Board or any employee of the Company or any of its Subsidiaries, in each case in their capacities as such and made by another current, former or prospective employee, officer, director, consultant or individual independent contractor of the Company or any of its Subsidiaries. There are no Legal Proceedings currently pending or, to the Knowledge of the Company, threatened related to any allegations of discrimination, harassment or sexual misconduct by or against any member of the Company Board or any employee of the Company or any of its Subsidiaries at the level of Senior Vice President or above, or, as of the date hereof, any other current or former member of the Company Board or any employee of the Company or any of its Subsidiaries, in each case in their capacities as such and made by another current, former or prospective employee, officer, director, consultant or individual independent contractor of the Company or any of its Subsidiaries.

(e) WARN. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and has been since January 1, 2020, in compliance with WARN and has no material outstanding liabilities thereunder. Neither the Company nor any of its Subsidiaries has taken any action in the ninety (90) days immediately preceding the Closing Date that, without taking into account any action of Parent or any of its Affiliates on or following the Closing Date, would reasonably be expected to cause Parent or any of its Affiliates to incur any material liability following the Closing Date under WARN.

3.20 Compliance with Laws.

(a) The Company and each of its Subsidiaries are, and since January 1, 2020 have been, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the businesses or operations of the Company and its Subsidiaries, and have not been threatened in writing to be charged with or given notice of any material violation of Law, except for such noncompliance or alleged violation that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No investigation, examination, audit, review, issued civil investigative demand, issued subpoena, or other similar investigative proceeding by any Governmental Authority is pending or, to the Knowledge of the Company, has been threatened against or with respect to the Company or any of its Subsidiaries, except for such investigation or proceeding that has not had, and would not reasonably be expected to have, a Company a Material Adverse Effect.

(b) Section 3.20(b) of the Company Disclosure Letter sets forth a list of all material Governmental Authorizations required for the operation of the business of the Company and its Subsidiaries or otherwise held by or for the benefit of the Company or any of its Subsidiaries, each of which is in full force and effect. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of their businesses as presently conducted and to own, lease and operate their properties, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are in compliance in all respects with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses as presently conducted; (iii) since January 1, 2020, neither the Company nor any of its Subsidiaries has received written notice, nor, to the Knowledge of the Company, any other type of communication, (x) from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization or (y) of any suspension, cancellation, withdrawal, revocation or modification of any such Governmental Authorization or threatening to suspend, cancel, withdraw, revoke or modify any such Governmental Authorization; and (iv) there has occurred no violation by the Company or any of its Subsidiaries of or default (with or without notice or lapse of time, or both) that would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of any such Governmental Authority.

3.21 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect (and for the avoidance of doubt, other than any Transaction Litigation brought after the date of this Agreement), there are no Legal Proceedings pending and for the last three (3) years there have not been any Legal Proceedings, (a) in which the Company or any of its Subsidiaries is a claimant or plaintiff or (b) pending against, or to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries or affecting any of the Company’s or its Subsidiaries’ owned properties or assets or, to the Knowledge of the Company, any present or former officer, director or employee of the Company or any of its Subsidiaries in their capacities as such.

(b) No Orders. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor their respective assets, is, or for the last three (3) years has been, subject to any Order.

3.22 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that are customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. All such insurance policies are in full force and effect, no written notice of cancellation (other than in connection with renewals thereof in the ordinary course of business) has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured party thereunder, except for such defaults that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.23 Partners; Merchants; Suppliers.

(a) Section 3.23(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the top twenty largest partners and top twenty largest merchants (each based on net revenue received by the Company or any of its Subsidiaries) for the twelve month period ending September 30, 2022.

(b) Section 3.23(b) of the Company Disclosure Letter sets forth a true, correct and complete list of the twenty largest suppliers (based on spend by the Company or any of its Subsidiaries) for the twelve month period ending September 30, 2022.

(c) As of the date hereof, except for completions or expirations of Contracts in accordance with their terms or as otherwise set forth on Section 3.23 of the Company Disclosure Letter, since January 1, 2022, no partner, merchant or supplier listed on Section 3.23 of the Company Disclosure Letter has notified the Company or any of its Subsidiaries in writing that it shall, or intends to, terminate its relationship with or stop, materially decrease the rate or volume of, or materially increase the price of buying or selling products and services from or to the Company or any of its Subsidiaries (other than as part of ordinary course negotiations). Since January 1, 2022, and as of the date hereof, no material disagreement, indemnity claim, claim for damages or other dispute has arisen between the partners, merchants or suppliers listed on Section 3.23 of the Company Disclosure Letter on the one hand, and the Company or its Subsidiaries, on the other hand, with respect to the business relationship or any agreements between such partners, merchants or suppliers and the Company or any of its Subsidiaries.

3.24 AML and Anti-Corruption Compliance. Since January 1, 2018, none of the Company, any of its Subsidiaries, or any of their respective officers, directors or employees, or, to the Knowledge of the Company, any other Person acting on behalf of the Company or any of its Subsidiaries has (in each case acting on behalf of the Company or its Subsidiaries), taken any action that would cause any of the foregoing to be in violation of any provision of the USA Patriot Act of 2001, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the Bank Secrecy Act, as amended, the United States Foreign Corrupt Practices Act (the “FCPA”) or any other applicable anticorruption law, anti-bribery law, anti-money laundering or similar Laws and any other regulation or guidance related to any of the foregoing (collectively, “AML and Anti-corruption Laws”). Since January 1, 2018, there has been no voluntary or involuntary disclosure to a Governmental Authority, notice, inquiry, investigation or internal or external allegations from any Governmental Authority or other Person, or pending or to the Knowledge of the Company threatened litigation or enforcement action, in each case relating to AML and Anti-corruption Laws, Sanctions and Export Control Laws or U.S. antiboycott requirements involving the Company, any of its Subsidiaries or any of their respective officers, directors or employees, or, to the Knowledge of the Company, any other Person acting on behalf of the Company or any of its Subsidiaries (in their capacity as such).

3.25 Economic Sanctions & Export Controls Compliance.

(a) The Company and each of its Subsidiaries are and, since January 1, 2018, have been in material compliance with all applicable Sanctions and Export Control Laws.

(b) None of the Company, any of its Subsidiaries or any of their respective officers, directors or employees, or, to the Knowledge of the Company, any Person acting on its behalf is currently or has since January 1, 2018 been: (i) a Sanctioned Person, (ii) organized in, operating in, conducting business with, ordinarily resident, or is otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in a country or territory which is (or whose government is) currently or has in the last five (5) years been itself the subject of or target of any Sanctions and Export Control Laws (at present, Crimea, the so-called Donetsk People’s Republic and Luhansk People’s Republic, Cuba, Iran, North Korea and Syria) (each, a “Sanctioned Country”), (iii) engaging in any export, reexport, transfer or provision of any goods, Software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Sanctions and Export Control Laws, or (iv) otherwise in violation of any Sanctions and Export Control Laws or U.S. antiboycott requirements.

3.26 Registered ISO; Card Association Compliance.

(a) The Company or one of its Subsidiaries is registered in an appropriate capacity by a member of, and is in good standing with, those payment card networks and any other card-sponsoring organization (the “Card Associations”) that the Company or its Subsidiaries has contracted with or arranged for processing and settlement of sales transactions effected with cards or other financial transaction device with or otherwise required to operate the business of the Company and its Subsidiaries (collectively, the “Card Association Registrations”). The Card Association Registrations are in full force and effect. No additional registration or qualification with any Card Association or any member bank of such Card Association (each, a “Member Bank”) is required to operate the business of the Company and its Subsidiaries. To the Knowledge of the Company, except for the Card Association Registrations, the operation of the business of the Company and its Subsidiaries does not require the Company to be registered with the Card Associations as a third party agent, third party processor or other type of entity, whether with a particular Member Bank or otherwise.

(b) The Company and its Subsidiaries are, and since January 1, 2020 have been, in compliance with, in all material respects, all requirements of the Card Associations applicable to the Company and its Subsidiaries, including the applicable bylaws, manuals, operating rules, mandates and identification standards, and any other rules, regulations, policies and procedures promulgated by such Card Associations, as well as (i) any applicable bylaws, operating rules, regulations and requirements of the National Automated Clearing House Association, (ii) any payment network, exchange or association and all applicable money transmitter Laws, and (iii) the Payment Card Industry Data Security Standard issued by the Payment Card Industry Security Standards Council, in each case as may be in effect from time to time (collectively, “Network Rules”). None of the Company or its Subsidiaries has, since January 1, 2020, received written notice of any actual or alleged violation of any Network Rules. To the Knowledge of the Company, none of the customers for whom the Company or its Subsidiaries presently provide processing or other electronic payment, credit or debit card related products, systems or services, referral partners or ISOs of the Company have, since January 1, 2020, failed to comply with the Network Rules in such a way that it would cause the Company or any of its Subsidiaries to incur any material fee, fine or liability to the Card Associations, any Member Bank of such Card Associations or the applicable processor.

(c) All of the ISOs or referral partners acting on behalf of the Company that are required to be registered with the Card Associations to perform its obligations under any agreement with the Company are so registered and the performance of such agreements will not cause the Company to materially violate the Network Rules.

(d) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and each of its Subsidiaries are exempt from licensure under state money transmission Laws and have obtained the necessary Governmental Authorizations in each state where Governmental Authorization is required.

3.27 Related Party Transactions. Except for compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and (i) any Affiliate of the Company (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders, (ii) the GTCR Entities or any Affiliate thereof (excluding any portfolio companies (as such term is commonly understood in the private equity industry) of any investment funds or investment vehicles affiliated with or under common management with the GTCR Entities and excluding, for the avoidance of doubt, the Company and its Subsidiaries) or (iii) the Sponsors or any Affiliate thereof, on the other hand (excluding any portfolio companies (as such term is commonly understood in the private equity industry) of any investment funds or investment vehicles affiliated with or under common management with the Sponsors) (collectively, the “Related Party Contracts”).

3.28 Brokers(a). Except for JP Morgan and Raymond James (true, complete and correct copies of the engagement letter and other Contracts with such Person and its Affiliates to which the Company or any Subsidiary of the Company is a party or bound have been made available to Parent), there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company, the GTCR Entities or any of their respective Affiliates that is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission, or indemnification, in connection with the Transactions from the Company or its Subsidiaries.

3.29 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III and in any certificate delivered hereunder with respect thereto (as qualified by the applicable items disclosed in the Company Disclosure Letter in accordance with the introduction to this Article III) or any other Transaction Document to which the Company or any Subsidiary thereof is a party, the Company is not making and has not made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or made available to Parent or Merger Sub in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Without limiting the generality of the foregoing, the Company and its Subsidiaries expressly disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives on their behalf. The Company acknowledges and agrees that, except for the representations and warranties made by Parent and Merger Sub in Article IV and in any certificate delivered hereunder with respect thereto, none of Parent or Merger Sub is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub, or their respective Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or Merger Sub or their respective Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The representations and warranties made by Parent and Merger Sub in Article IV and in any certificate delivered hereunder with respect thereto constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with this Agreement or the Transactions. The Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person or the accuracy or completeness of any information regarding Parent or its Subsidiaries (including Merger Sub) or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions, and acknowledges and agrees that Parent and its Affiliates (including Merger Sub) have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties or the accuracy or completeness of any information regarding Parent and its Subsidiaries (including Merger Sub) or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing. Parent (a) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (b) has all requisite corporate power and authority (x) to conduct its business as it is presently being conducted and (y) to own, lease or operate its properties and assets, except as would not have a Parent Material Adverse Effect. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; and (ii) has all requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

4.2 Corporate Power; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its respective covenants and obligations hereunder; and (c) consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder, and the consummation of the Transactions, have been duly authorized and approved by all necessary corporate action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder, and the consummation of the Transactions (in each case, other than the approval of Parent, as the sole stockholder of Merger Sub). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Transactions (a) do not violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) do not violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) do not, assuming the Governmental Authorizations referred to in Section 4.4 are made and obtained, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; and (d) will not result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, prevent, materially impair or materially delay the ability of Parent or Merger Sub to consummate the Transactions (a “Parent Material Adverse Effect”).

4.4 Requisite Governmental Approvals. In reliance on the representations of the Company made in Article III, no Governmental Authorization is required on the part of Parent, Merger Sub or any of their respective Affiliates in connection with (a) the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of Nasdaq and the Toronto Stock Exchange; (iv) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; and (v) such other Governmental Authorizations the failure of which to obtain would not have a Parent Material Adverse Effect. As of the date hereof, neither Parent, Merger Sub nor any of their respective Affiliates is a party to any transaction or agreement to acquire (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) any ownership interests, equity interests, assets, rights or businesses (other than assets in the ordinary course of business consistent with past practices that do not constitute an ownership interest in a business) from any Person that would reasonably be expected to prevent or materially delay the expiration or termination of any waiting period pursuant to the HSR Act or any other Antitrust Laws applicable to this Agreement or the Transactions, the receipt of any clearance pursuant to any other Laws applicable to this Agreement or the Transactions, or the consummation of the Transactions prior to the Termination Date.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against, Parent or Merger Sub that would have a Parent Material Adverse Effect. (b) No Orders. To the knowledge of Parent or Merger Sub, neither Parent nor Merger Sub is subject to any Order that is in effect and would have a Parent Material Adverse Effect.

4.6 Ownership of Company Common Stock. None of Parent or any of its Affiliates, including Merger Sub (a) to the knowledge of Parent, has owned or currently owns (in each case, directly or indirectly), more than 1% of the shares of Company Common Stock (in each case other than any such shares held in a fiduciary, representative or other capacity on behalf of third parties); or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL or Article Nine of the Charter) during the three (3) years prior to the date of this Agreement.

4.7 Brokers. Except for Persons, if any, whose fees and expenses shall be paid by Parent or Merger Sub, there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transactions from Parent or Merger Sub.

4.8 Operations of Parent and Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. Merger Sub has been formed solely for the purpose of engaging in the Offer and the Merger, and, prior to the Effective Time, Merger Sub shall not have engaged in any other business activities and shall have incurred no liabilities or obligations other than as contemplated by this Agreement and those incident to Merger Sub’s formation. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all liens, except for transfer restrictions of general applicability as may be provided under or applicable securities Laws.

4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement, the Offer or the Merger. The adoption of this Agreement by the affirmative vote or consent of Parent is the only vote or consent of the holders of the capital stock of, or other equity interest in, Merger Sub necessary under applicable Law or its Organizational Documents.

4.10 Available Funds. Assuming the Debt Financing is funded on the Closing Date in accordance with the Debt Commitment Letter (after giving effect to any market flex provisions) and the Existing Credit Agreement, as applicable, Parent or Merger Sub, at the Effective Time, will have available cash funds sufficient to consummate the Transactions by payment of (i) the aggregate Per Share Price to which holders of shares of Company Common Stock become entitled to pursuant to Section 2.1(d), the aggregate Merger Consideration to which holders of shares of Company Common Stock become entitled to pursuant to Section 2.6, the aggregate Option Consideration to which holders of Company Options become entitled to pursuant to Section 2.7(a) and the aggregate RSU Consideration to which holders of Company RSU Awards become entitled to pursuant to Section 2.7(b), (ii) the Payoff Amount and (iii) all fees and expenses expressly required to be paid by Parent under this Agreement at the Effective Time.

4.11 Financing.

(a) Parent has delivered to the Company (i) a true, complete and correct copy of an executed commitment letter (including all exhibits, annexes, schedules, term sheets and executed fee letter (with only the fee amounts, “market flex”, pricing terms and other commercially sensitive terms redacted) the “Fee Letter” ) attached thereto or contemplated thereby), each dated as of the date hereof, from the Debt Financing Sources thereto (each as amended, supplemented or otherwise modified in compliance with this Agreement, collectively, the “Debt Commitment Letter” ), pursuant to which such financial institutions have committed to provide debt financing to Parent or Merger Sub (as applicable) in the amounts and subject to the terms and conditions set forth therein and (ii) a true, complete and correct copy of the executed Amended and Restated Credit Agreement, dated as of June 18, 2021 by and among Parent as holdings, the lenders from time to time party thereto, and Bank of Montreal, as administrative agent and collateral agent, together with any amendments thereto through the date hereof (as amended, supplemented or otherwise modified, the “Existing Credit Agreement”, and the borrowing of revolving loans pursuant to the Existing Credit Agreement in the amount required to consummate the Transactions together with the financing contemplated by the Debt Commitment Letter, the “Debt Financing” ).

(b) Each of the Debt Commitment Letter (including the Fee Letter) and the Existing Credit Agreement is a legal, valid and binding obligation of Parent or Merger Sub, each of the Affiliates of Parent party thereto, and, to the knowledge of Parent or Merger Sub, each other party thereto and enforceable against Parent and, to the knowledge of Parent, each other party thereto in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and principles of equity. As of the date hereof, no event or circumstance has occurred which, with or without notice, lapse of time or both, could constitute a default or breach on the part of Parent or Merger Sub or any of their Affiliates or, to the knowledge of Parent or Merger Sub, any of the other parties to any of the Debt Commitment Letter or the Existing Credit Agreement under any of the Debt Commitment Letter or under the Existing Credit Agreement, as applicable.

(c) Each of the Debt Commitment Letter (including the Fee Letter) and the Existing Credit Agreement is in full force and effect and neither of the Debt Commitment Letter (or the Fee Letter) nor the Existing Credit Agreement has been amended, waived, supplemented or modified in any respect prior to, or as of, the date hereof and, as of the date hereof, (i) no such amendment, waiver, supplement or modification is contemplated (other than (x) joinder documentation relating to the appointment of additional agents, co-agents, arrangers, bookrunners, managers or other roles in respect of the Debt Commitment Letter as contemplated thereby on the date hereof, or (y) in accordance with any “market flex” terms set out in the Fee Letter or contemplated by this Agreement), and (ii) none of the respective commitments contained in either of the Debt Commitment Letter or the Existing Credit Agreement have been withdrawn, rescinded or terminated. Neither Parent nor Merger Sub has reason to believe that the Debt Financing contemplated by any of the Debt Commitment Letter or Existing Credit Agreement will not be available as of the Closing. There are (A) no conditions precedent or other contingencies related to the funding, investing or use of the full proceeds of the Debt Financing, other than as set forth in the Debt Commitment Letter (including the Fee Letter) or Existing Credit Agreement and (B) no other contingencies or rights that would permit the parties thereto to reduce the total amount of the Debt Financing contemplated by the Debt Commitment Letter or Existing Credit Agreement, other than as expressly set forth in the Debt Commitment Letter (including the Fee Letter) or Existing Credit Agreement.

(d) Except for (i) the Debt Commitment Letter (including the Fee Letter) and Existing Credit Agreement, (ii) customary engagement letters or non-disclosure agreements which do not impact the conditionality or amount of the Debt Financing and (iii) those that would not be reasonably expected to materially adversely affect the availability of any portion of the Debt Financing and which do not adversely impact the conditionality or amount of the Debt Financing, there are no other contracts, agreements, “side letters” or other arrangements to which Parent, Merger Sub or any of its Affiliates is a party relating to the Debt Financing. Parent or its Affiliates has fully paid or caused to be fully paid (or substantially contemporaneously with Closing will cause to be paid) any and all commitment fees and any other amounts required by any of the Debt Commitment Letter (including the Fee Letter) and Existing Credit Agreement to be paid on or before the date hereof.

(e) (i) As of the date hereof, Parent has sufficient undrawn revolving commitments available under the Existing Credit Agreement needed to consummate the Transactions (taking into account the aggregate amount of the Debt Financing) and (ii) as of the date hereof, no default under the Existing Credit Agreement (or under any other instrument or agreement governing debt of Parent or its Affiliates) has occurred and is continuing.

(f) In no event shall the receipt by, or the availability of any funds or financing to, Parent or any of its Affiliates or any other financing be a condition to Parent’s obligation to consummate the Transactions. Except to the extent set forth in the Debt Commitment Letter, neither Parent nor any of its Affiliates have entered into any exclusive relationship with a source of financing related to the transactions contemplated hereby.

4.12 Solvency. Assuming (a)(i) the satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger and (ii) the accuracy of the representations and warranties set forth in Article III of this Agreement (for this purpose, such representations and warranties shall be true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect) qualifiers contained therein), and (b) immediately after giving effect to the transactions contemplated by this Agreement (including the Debt Financing or Alternative Debt Financing), each member of Parent, Merger Sub and its Affiliates (a) will be able to pay their respective debts as they become due, (b) will not have incurred and do not plan to incur debts beyond their ability to pay as they become due and (c) will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities in light of all the facts and circumstances existing at such time). Immediately after giving effect to the transactions contemplated by this Agreement (including the Debt Financing or Alternative Debt Financing), Parent, Merger Sub and its Affiliates will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any member of Parent and its Affiliates.

4.13 No Other Representations or Warranties. Except for the representations and warranties made by Parent and Merger Sub in this Article IV and in any certificate delivered hereunder or any other Transaction Document to which Parent, Merger Sub or any Subsidiary thereof is a party, none of Parent or Merger Sub makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub or their respective Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or its Subsidiaries (including Merger Sub) or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Without limiting the generality of the foregoing, Parent and its Subsidiaries (including Merger Sub) expressly disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries (including Merger Sub) or any of their respective Affiliates or Representatives on their behalf. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties made by the Company in Article III and in any certificate delivered hereunder (in each case, as qualified by the applicable items disclosed in the Company Disclosure Letter in accordance with the introduction to Article III), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The representations and warranties made by the Company in Article III and in any certificate delivered hereunder (in each case, as qualified by the applicable items disclosed in the Company Disclosure Letter in accordance with the introduction to Article III) constitute the sole and exclusive representations and warranties of the Company in connection with this Agreement or the Transactions. Each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or made available to Parent or Merger Sub in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or made available to Parent or Merger Sub in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly permitted by this Agreement, (b) the execution and performance of this Agreement and the Transactions, (c) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter, (d) as required by applicable Law, including any COVID-19 Measures, (e) for any COVID-19 Reasonable Response (provided, that the Company will use reasonable best efforts to provide advance notice to, and consult in good faith with, Parent prior to taking such actions), or (f) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to (i) conduct its business in all material respects in accordance with applicable Law and in all material respects in the ordinary course of business (taking into account COVID-19 Reasonable Responses (provided, that the Company will use reasonable best efforts to provide advance notice to, and consult in good faith with, Parent prior to taking such actions)), and (ii) preserve intact in all material respects its current business organizations, ongoing businesses and significant relationships with Governmental Authorities, key employees and other Persons with whom the Company or its Subsidiaries have material business dealings; provided, that no action or inaction by the Company or its Subsidiaries with respect to matters specifically permitted or prohibited by any provision of Section 5.2, including with reference to Section 5.2 of the Company Disclosure Letter, shall be deemed a breach of this sentence solely due to it being outside of the ordinary course of business.

5.2 Forbearance Covenants. Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2 of the Company Disclosure Letter, (iii) as required by applicable Law, including any COVID-19 Measures, or (iv) as approved by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries, to:

(a) amend the Organizational Documents of the Company or any of its Subsidiaries (other than immaterial amendments to the Organizational Documents of any Subsidiary of the Company that would not and would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions);

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization;

(c) except for transactions solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries, issue, sell, deliver, pledge or agree or commit to issue, sell, deliver, encumber or subject to a Lien, or pledge any Company Securities or Subsidiary Securities (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), including any Company Options or Company RSU Awards, except upon the exercise or settlement of, Company Options or Company RSU Awards, in each case, in accordance with their existing terms in effect on the date of this Agreement;

(d) except for transactions solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries, adjust, reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any Company Securities or Subsidiary Securities, other than (i) the withholding of shares of Company Common Stock to satisfy the exercise price or Tax obligations incurred in connection with the exercise or settlement of Company Options or Company RSU Awards, in each case, in accordance with their existing terms as in effect on the date of this Agreement or (ii) the acquisition by the Company of shares of Company Common Stock in connection with the forfeiture of Company Options or Company RSU Awards, in each case, in accordance with their existing terms in effect on the date of this Agreement;

(e) enter into any new line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement;

(f) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, Company Securities or Subsidiary Securities, or make any other distribution in respect of the shares of capital stock or other equity or voting interest, Company Securities or Subsidiary Securities, except for cash dividends or distributions made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries;

(g) (i) incur, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise), or suffer to exist any indebtedness for borrowed money (including any long-term or short-term debt) or issue any debt securities in excess of $1,000,000, except (A) for trade payables incurred in the ordinary course of business; or (B) for intercompany loans, advances or capital contributions to, or investments in the Company or any direct or indirect wholly owned Subsidiaries of the Company; (ii) make any loans, advances or capital contributions to, or investments in, any other Person, except for loans, advances or capital contributions to, or investments in any direct or indirect wholly owned Subsidiary of the Company; (iii) mortgage or pledge any assets, tangible or intangible, of the Company or any of its Subsidiaries or create or suffer to exist any Lien thereupon, except for any Permitted Liens; (iv) amend, supplement or otherwise modify the Company Credit Agreement in any manner that would increase the cost to Parent, or otherwise impede the ability of Parent, to effectuate the Payoff and Release at Closing or (v) cancel any material indebtedness or material claim or intentionally waive any material claim or rights of the Company or any of its Subsidiaries;

(h) except as required by the terms of an Employee Plan in effect on the date of this Agreement in accordance with its existing terms, (i) enter into, adopt, amend, modify or terminate any Employee Plan (or any plan, program, policy, agreement or arrangement that would be an Employee Plan if in effect as of the date of this Agreement), other than de minimis administrative amendments in the ordinary course of business consistent with past practice to the Employee Plans that provide health or other welfare benefits that do not materially increase the cost or expense of maintaining, or increase the benefits payable under, such Employee Plans, (ii) increase the compensation, bonus, severance, termination pay or other benefits payable to any employee, officer, director or independent contractor, or pay any benefit not provided under any Employee Plan as in effect as of the date of this Agreement, (iii) pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation (equity- or cash-based) (provided that the Company may pay annual cash bonuses with respect to the 2022 fiscal year pursuant to the Company Incentive Plan based on actual performance and determined in accordance with the terms and performance criteria set forth in the Company Incentive Plan as in effect for the 2022 fiscal year upon the earlier of (A) when bonuses in respect of such fiscal year would ordinarily be paid or (B) if the Company reasonably determines that the Effective Time will occur prior to the time that such bonuses would ordinarily be paid, at any time prior to the Effective Time, but in no event earlier than February 10, 2023), (iv) accelerate the vesting of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any Company RSU Award or Company Option or other equity-based awards or other compensation, (v) enter into any collective bargaining agreement or similar agreement or arrangement or recognize or certify any labor union, works council or other labor organization as the bargaining representative for any employees of the Company or its Subsidiaries, (vi) fund or provide any funding for any rabbi trust or similar arrangement, (vii) terminate the employment or services of any employee, independent contractor or consultant whose annual base salary or annual base fee is or would be in excess of $200,000 or, in the case of an employee, is at or above the level of Vice President or (viii) hire or engage any employee, independent contractor or consultant whose annual base salary or annual base fee is or would be in excess of $200,000 or, in the case of an employee, is or would be at or above the level of Vice President;

(i) settle any pending or threatened Legal Proceeding, except for the settlement of any Legal Proceeding against the Company or its Subsidiaries (i) that is for solely monetary payments of no more than $100,000 individually and $250,000 in the aggregate and that does not impose any material non-monetary obligations or equitable relief on, or the admission of wrongdoing by, the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries or (ii) that is settled in compliance with Section 6.10;

(j) change the Company’s or its Subsidiaries’ methods, procedures, principles or practices of financial accounting or annual accounting period or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or Regulation S-X of the Exchange Act (or any interpretation thereof);

(k) make, authorize, incur or commit to incur any capital expenditures in excess of $200,000, individually or in the aggregate, other than consistent with the 2023 Company forecast and key initiatives document in the Excel file entitled “Project Platinum Data Pack_11.27.22” (VDR reference 1.2.1.1 as of the date hereof) previously made available to Parent;

(l) enter into, modify in any material respect, amend in any material respect or terminate (other than any Contract that has expired in accordance with its terms) or waive any material rights under any Material Contract except, but in all cases subject to the other limitations set forth in this Agreement (including the other clauses of Section 5.2), for the entry into Contracts in the ordinary course of business or renewals of any Material Contract in the ordinary course of business on substantially similar terms (in each case, other than with respect to any Contract that is or would be if in effect on the date hereof a Material Contract of a type described in clauses (ii) [Exclusivity], (iii) [MFN], (viii) [Prohibiting Dividends], (xi) [Joint Ventures; Strategic Alliances], (xvi) [Change of Control], (xx) [ROFR] or (xxi) [Commitment to Enter Into] (solely as it relates to the foregoing clauses) of the definition thereof);

(m) other than with respect to the matters set forth in Section 5.2(h), (1) engage in any transaction with, or enter into any agreement, arrangement or understanding with, or modify, amend or terminate any of the foregoing with, (i) any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 or (ii) the GTCR Entities or any Affiliate thereof (excluding any agreement, arrangement or understanding on arm’s-length terms with any portfolio companies (as such term is commonly understood in the private equity industry) of any investment funds or investment vehicles affiliated with or under common management with the GTCR Entities) or the Sponsors or any Affiliate thereof (excluding any agreement, arrangement or understanding on arm’s-length terms with any portfolio companies (as such term is commonly understood in the private equity industry)) or (2) amend, supplement or otherwise modify the Support Agreement or the Termination Agreement;

(n) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any other Person, any material equity interest therein or enter into any joint venture, partnership, strategic alliance, limited liability company or similar arrangement with any third Person in any one transaction or series of related transactions, other than acquisitions of immaterial assets from vendors or suppliers under Contracts in existence as of the date hereof in the ordinary course of business;

(o) sell, assign, license, lease, transfer, abandon, permit to lapse, or create any Lien on (other than any Permitted Lien), or otherwise dispose of, any of the Company’s or its Subsidiaries’ assets, other than such sales, assignments, licenses, leases, transfers, Liens or other dispositions that are (i) expirations of Company Registered Intellectual Property in the ordinary course of business in accordance with the expiration of the applicable statutory period or (ii) non-exclusive licenses of Company Intellectual Property granted in the ordinary course of business;

(p) enter into or adopt any “poison pill” or similar stockholder rights plan, in each case, applicable to the Merger and the other transactions contemplated by this Agreement;

(q) make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, amend any material Tax Return, settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund, offset or other reduction of Taxes, except as specifically set forth herein, make any amendment to the Tax Receivable Agreement, make any payment pursuant to the Tax Receivable Agreement (except as set forth in the Tax Benefit Schedule (as defined in the Tax Receivable Agreement), amend or modify the Early Termination Schedule), request any ruling from any Governmental Authority with respect to Taxes or, except in the ordinary course of business consistent with past practice and for a period of no longer than nine months, agree to an extension or waiver of the statute of limitations with respect to a Tax Return; or

(r) agree, resolve or commit to take any of the actions prohibited by this Section 5.2.

5.3 No Solicitation; Company Board Recommendation.

(a) No Solicitation. Except as expressly permitted by this Section 5.3, during the Pre-Closing Period, the Company and its Subsidiaries shall not, and shall cause their Representatives not to, directly or indirectly, (i) continue any solicitation, inducement, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal as of the date of this Agreement, (ii) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiries, proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal (including by approving any transaction, or approving any Person becoming an “Interested Stockholder,” for purposes of Article 9 of the Charter); (iii) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent, Merger Sub or any Representative of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with any Acquisition Proposal or with the intent to or expectation to or that would reasonably be expected to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of an Acquisition Proposal or any inquiries, proposal or offer that could reasonably be expected to lead to, an Acquisition Proposal; (iv) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (or inquiries, proposals or offers or other efforts that could reasonably be expected to lead to an Acquisition Proposal), in each case, other than solely informing such Persons of the existence of the provisions contained in this Section 5.3; (v) approve, endorse or recommend an Acquisition Proposal; (vi) enter into or negotiate any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, option agreement, share exchange agreement, expense reimbursement agreement, joint venture agreement, other Contract or other similar instrument with respect to an Acquisition Proposal or that could reasonably be expected to lead to, an Acquisition Proposal, other than, in each case, an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.3 (any such letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, option agreement, share exchange agreement, expense reimbursement agreement, joint venture agreement, other Contract or other similar instrument with respect to an Acquisition Proposal, an “Alternative Acquisition Agreement”); (vii) grant any waiver or release under or fail to enforce any standstill, confidentiality or similar agreement of the Company or any of its Subsidiaries or (viii) authorize or commit to do any of the foregoing. Except as expressly permitted by this Section 5.3, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, (x) immediately following the execution of this Agreement, cease any solicitations, discussions, communications or negotiations with any Person in connection with an Acquisition Proposal or potential Acquisition Proposal, (y) immediately following the execution of this Agreement, terminate all access of any Person and its Representatives to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal and (z) immediately following the execution of this Agreement, request in writing that each Person that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information furnished to such Person or its Representatives by or on behalf of the Company or any of its Representatives prior to the date of this Agreement (to the extent not previously requested). The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any agreement. For purposes of this Section 5.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or its Subsidiaries or Representatives. The Company agrees that any breach of the terms of this Section 5.3 by any of its Representatives will be deemed to be a breach of this Section 5.3 by the Company.

(b) Exceptions. Notwithstanding anything to the contrary in this Agreement, if the Company receives, at any time after the date hereof and prior to the Offer Acceptance Time, an unsolicited Acquisition Proposal that did not result from a material breach of Section 5.3, which the Company Board determines in good faith after consultation with the Company’s outside legal counsel and, in the case of financial matters, financial advisors (i) constitutes a Superior Proposal or (ii) would reasonably be expected to result in a Superior Proposal and, in each case, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company and the Company Board may, after providing written notice to Parent of the same, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with respect to such Acquisition Proposal with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to, any Person making such Acquisition Proposal or its Representatives; provided, that, the Company shall provide to Parent and Merger Sub any non-public information or data that is provided to any Person or its Representatives given such access that was not previously made available to Parent or Merger Sub prior to or promptly following the time it is provided to such Person or its Representatives. It is understood and agreed that any contacts, disclosures, discussions or negotiations to the extent expressly permitted under this Section 5.3(b), in and of itself shall not, unless a Company Board Recommendation Change has otherwise occurred, constitute a Company Board Recommendation Change or otherwise, unless a material breach of this Section 5.3 has occurred, subject to the terms of Section 8.1(e), constitute a basis for Parent to terminate this Agreement pursuant to Section 8.1(e).

(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.3(d), during the Pre-Closing Period, the Company Board shall not:

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent, or resolve or agree to take any such action; (B) adopt, approve, endorse, recommend or otherwise declare advisable to the Company Stockholders an Acquisition Proposal, or resolve or agree to take any such action; (C) if an Acquisition Proposal has been publicly disclosed, fail to publicly and without qualification recommend against any such Acquisition Proposal within ten (10) Business Days after the public disclosure of such Acquisition Proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) Business Day period (or, if earlier, by the second (2nd) Business Day prior to the then-scheduled Offer Expiration Time, if an Acquisition Proposal has been publicly disclosed at least three (3) Business Days prior to the then-scheduled Offer Expiration Time); (D) fail to include the Company Board Recommendation in the Schedule 14D-9; (E) fail to publicly and without qualification reaffirm the Company Board Recommendation within ten (10) Business Days after any request by Parent to do so (or, if earlier, by the second (2nd) Business Day prior to the then-scheduled Offer Expiration Time, if an Acquisition Proposal has been publicly disclosed at least three (3) Business Days prior to the then-scheduled Offer Expiration Time); provided, that Parent may only make such request twice with respect to any particular Acquisition Proposal or any material publicly announced or disclosed amendment or modification thereto or (F) publicly propose or agree to do any of the foregoing (any action described in clauses (A), (B), (C), (D), (E) or (F) a “Company Board Recommendation Change”); or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d) Company Board Recommendation Change. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Offer Acceptance Time:

(i) Intervening Event. The Company Board may effect a Company Board Recommendation Change (only of the type contemplated by clauses (A) and (D) of Section 5.3(c)(i)) in response to an Intervening Event that if the Company Board determines in good faith (after consultation with its financial advisors (in the case of financial matters) and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided that, the Company Board shall not effect such a Company Board Recommendation Change unless:

(1) the Company has provided prior written notice to Parent at least four (4) Business Days in advance to the effect that the Company Board intends to effect a Company Board Recommendation Change, which notice shall specify the basis for such Company Board Recommendation Change, including a reasonably detailed description of the facts and circumstances relating to such Intervening Event; and

(2) during such four (4) Business Day period, the Company shall and shall cause its Representatives to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement; and

(3) at the end of such four (4) Business Day period the Company Board again makes the determination under Section 5.3(d)(i) (after in good faith taking into account any proposals for amendments in a form that is binding to Parent subject only to execution by the Company proposed by Parent), it being understood that any material change to the facts and circumstances giving rise to such Intervening Event shall require a new notice to Parent as provided above, but with an additional minimum of three (3) Business Days (instead of at least four (4) Business Days) notice and negotiation period from the date of such notice; or

(ii) Superior Proposal. If the Company receives an unsolicited Acquisition Proposal that did not result from a material breach of this Section 5.3 and that the Company Board has determined in good faith (after consultation with its financial advisors (in the case of financial matters) and outside legal counsel) constitutes a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(j) in order to substantially simultaneously enter into a definitive agreement with respect to such Superior Proposal; provided, that, notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 8.1(j); provided, further, the Company Board shall not take any action described in the foregoing clauses (A) and (B) unless:

(1) the Company Board determines in good faith (after consultation with its financial advisors (in the case of financial matters) and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law (which determination together with the Determination Notice described below, to the extent expressly permitted by this Section 5.3(d)(ii), in and of itself shall not, unless a Company Board Recommendation Change has otherwise occurred, constitute a Company Board Recommendation Change or otherwise, unless a material breach of this Section 5.3 has occurred and subject to the terms of Section 8.1(e), constitute a basis for Parent to terminate this Agreement pursuant to Section 8.1(e); provided that any public statement or disclosure made in connection with the foregoing includes an express reaffirmation of the Company Board Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof) (it being further understood and agreed that the foregoing shall not limit any rights or remedies of Parent under this Agreement upon the occurrence of a Company Board Recommendation Change or, subject to the terms of Section 8.1(e), material breach of this Section 5.3, including any Company Board Recommendation Change that occurs following the conclusion of the Notice Period); and

(2) the Company has provided prior written notice (the “Determination Notice”) to Parent at least four (4) Business Days in advance (it being understood that any material revision, amendment, update or supplement to the terms or conditions of such Superior Proposal shall be deemed to constitute a new Superior Proposal and shall require a new notice but with an additional minimum of three (3) Business Days (instead of at least four (4) Business Days) notice and negotiation period from the date of such notice) (any such notice period, as extended, the “Notice Period”) to the effect that the Company Board intends to take the actions described in clauses (A) or (B) of this Section 5.3(d)(ii), including the identity of the Person or Group making such Acquisition Proposal, the material terms thereof and copies of all material relevant agreements relating to such Acquisition Proposal, and during such Notice Period, the Company shall and shall cause its Representatives to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would cease to constitute a Superior Proposal; and (ii) at the end of such Notice Period (as extended) the Company Board again determines in good faith (after consultation with its financial advisors (in the case of financial matters) and outside legal counsel) that such Acquisition Proposal continues to constitute a Superior Proposal and again makes the determination under Section 5.3(d)(ii)(1) (in each case after in good faith taking into account the proposals for amendments in a form that is binding to Parent subject only to execution by the Company proposed by Parent).

(e) Notice. During the Pre-Closing Period, the Company shall, as promptly as reasonably practicable (and, in any event, within twenty-four (24) hours), notify Parent if any Acquisition Proposal (or any material amendment or modification to the material terms of any Acquisition Proposal) is (or if any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal is) received by the Company or its controlled Affiliates or any of its or their respective Representatives or if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, its controlled Affiliates or its Representatives. Such notice must include (x) the identity of the Person or Group making such Acquisition Proposal or inquiry, indication of interest, proposal or request, and (y) a summary of the material terms and conditions of such Acquisition Proposal or inquiry, indication of interest, proposal and the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all proposals or offers, including proposed agreements received by the Company relating to such Acquisition Proposal. During the Pre-Closing Period, the Company shall keep Parent reasonably informed, on a reasonably prompt and timely basis, of the status and material terms of any such Acquisition Proposal (including unredacted copies of any amendments, modifications or proposed amendments or modifications thereto). Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(b). Unless this Agreement has been validly terminated pursuant to Section 8.1, the Company shall not take any action to exempt any Person other than Parent or Merger Sub from any “anti-takeover” Law or restrictions on business combinations or similar provisions in the Charter or the Bylaws, or otherwise cause such restrictions or provisions not to apply to such Person. The Company agrees that it will not, directly or indirectly, enter into any agreement with any Person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.3.

(f) Certain Disclosures. Nothing contained in this Section 5.3 will prohibit the Company or the Company Board from (i) disclosing to the Company Stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making a customary “stop-look-and-listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, and such communication or disclosure, as applicable, shall not be considered a Company Board Recommendation Change or termination of this Agreement and shall not require the giving of a Determination Notice or compliance with the procedures set forth in Section 5.3(d) so long as any such disclosure (x) includes an express reaffirmation of the Company Board Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) does not include any statement that constitutes, and does not otherwise constitute, a Company Board Recommendation Change; provided, that the foregoing shall in no way eliminate or modify the effect that such disclosure would otherwise have under this Agreement. For the avoidance of doubt, neither this Section 5.3(f) nor any other provision of this Agreement shall permit the Company Board to make (or otherwise modify the definition of) a Company Board Recommendation Change except to the extent expressly permitted by Section 5.3(d).

5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time in violation of applicable Law. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI
ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 6.1(a)) and subject to any different standard, terms or conditions set forth herein with respect to any agreement, conditions, covenant or obligation, Parent and Merger Sub shall (and shall cause their respective Subsidiaries to, if applicable), on the one hand, and the Company shall (and shall cause its Subsidiaries to, if applicable), on the other hand, use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective the Transactions, as promptly as practicable, and in any event prior to the Termination Date, including by (i) causing the conditions to the Offer set forth on Annex I and the conditions to the Merger set forth in Article VII to be satisfied and (ii) (A) obtaining all consents, waivers, approvals, Orders and authorizations from Governmental Authorities; and (B) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transactions, in each case, upon the terms and subject to the conditions set forth in this Agreement and subject to any different standard, terms or conditions set forth herein with respect to any agreement, conditions, covenant or obligation.

(b) Limitations. Section 6.1(a) shall not apply to filings under Antitrust Laws, which shall be governed by the obligations set forth in Section 6.2 below.

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, none of Parent, Merger Sub, the Company or any of their respective Subsidiaries will be required to (and the Company shall not, without Parent’s written consent) agree to (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments); (ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing material conditions and obligations, in each case, in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract (except, in the case of the Company, if requested by Parent and subject to the occurrence of the Offer Acceptance Time).

6.2 Antitrust Matters.

(a) Filing Under Antitrust. Each of Parent and Merger Sub (and shall cause their respective Affiliates, if applicable), on the one hand, and the Company (and shall cause its Subsidiaries, if applicable), on the other hand, shall, to the extent required, file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Transactions as required by the HSR Act within ten (10) Business Days following the date of this Agreement. Each of Parent and the Company shall (A) cooperate and coordinate (and shall cause its respective Subsidiaries to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) subject to Section 6.2(c), make (or cause to be made) an appropriate response to any request or requirement for additional information by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction; and (D) use reasonable best efforts to take (and cause their Affiliates to take) all action necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to this Agreement or the Transactions; and (2) obtain any required consents pursuant to the HSR Act and any Antitrust Laws applicable to this Agreement or the Transactions, in the case of each of clauses (1) and (2), as promptly as reasonably practicable and in any event prior to the Termination Date. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall promptly inform the other of any material communication from any Governmental Authority regarding the Transactions in connection with such filings. If any Party or Affiliate thereof receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Transactions pursuant to the HSR Act or any other Antitrust Laws applicable to the Transactions, then such Party shall make (or cause to be made), as promptly as practicable and after consultation and cooperation with the other Parties in accordance with Section 6.2(c), an appropriate response to such request. Neither Party shall pull and refile under the HSR Act, or enter into any timing or other agreement with any Governmental Authority with respect to the HSR Act or any other Antitrust Laws applicable to the Transactions without the consent of the other Party, which shall not be unreasonably conditioned or withheld.

(b) Avoidance of Impediments. Each party shall (and shall cause its respective Subsidiaries and Affiliates to, if applicable) use reasonable best efforts to cause the expiration or termination of any applicable waiting periods pursuant to the HSR Act and any other applicable Antitrust Laws as promptly as practicable and in any event prior to the Termination Date. Notwithstanding the foregoing, nothing in this Agreement shall require the Company or any of its Subsidiaries or Affiliates to enter into any agreement or consent decree with the DOJ, FTC or any other Governmental Authority that is unrelated to the Transactions or is not conditioned on the Closing. The Company shall not settle or compromise or offer to settle or compromise any request, inquiry, investigation, action or other Legal Proceeding by or before any Governmental Authority with respect to the Offer, the Merger or the other Transactions without the prior written consent of Parent and, at the written request of Parent, the Company and its Subsidiaries shall take (or agree to take) any such action (so long as such action is conditioned upon the occurrence of the Closing). Parent shall, through appropriate litigation (including by exhausting all avenues of appeal), (x) oppose any request for the entry of, and (y) seek to have vacated or terminated, any Order sought, issued, entered or enforced by any Governmental Authority under any applicable Law that seeks to restrain, prevent or materially delay the consummation of the Transactions or the receipt of any required consents applicable to the Transactions.

(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Affiliates to), subject to any restrictions under applicable Laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any substantive communication received by such Person from a Governmental Authority or intervening party in connection with the Transactions and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filing, submission (except the Parties’ HSR filings) or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Transactions to a Governmental Authority; (ii) keep the other Parties informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Transactions and any developments, meetings or discussions with any Governmental Authority or intervening party in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or Legal Proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority or intervening party with respect to the Transactions; and (iii) not independently participate in any substantive meeting, hearing, proceeding or discussions (whether in person, by telephone, videoconference or otherwise) with or before any Governmental Authority or intervening party in respect of the Transactions without giving the other parties reasonable prior notice of such substantive meeting or substantive discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Notwithstanding the foregoing, the materials required to be provided pursuant to this Section 6.2(c) may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with any Contracts, (C) as necessary to comply with applicable Law, and (D) as necessary to address reasonable attorney-client, work product or other privilege or confidentiality concerns. Additionally, a Party may reasonably designate any competitively sensitive material provided to another Party pursuant to this Section 6.2(c) as “Outside Counsel Only.” The foregoing obligations in this Section 6.2(c) shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege.

(d) Other Actions. Each of the Company, Parent and Merger Sub covenant and agree that between the date of this Agreement and the Effective Time or the earlier termination of this Agreement pursuant to Article VIII, such party shall not, and shall not permit its Subsidiaries or Affiliates to, acquire or agree to acquire (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) any ownership interests, equity interests, assets, rights or businesses (other than assets in the ordinary course of business consistent with past practices that do not constitute an ownership interest in a business) from any Person that would reasonably be expected to prevent or materially delay the expiration or termination of any waiting period pursuant to the HSR Act or any other Antitrust Laws applicable to this Agreement or the Transactions, the receipt of any clearance pursuant to any other Laws applicable to this Agreement or the Transactions, or the consummation of the Transactions.

6.3 Anti-Takeover Laws. The Company and the Company Board shall (a) take reasonable actions within their power to ensure that no “control share acquisition,” “fair price,” “moratorium,” “supermajority,” “affiliate transactions,” “business combination,” “anti-takeover” statute or similar statute or regulation (or provision of the Charter or Bylaws) is or becomes applicable to this Agreement or the Transactions; (b) not take any action that would cause any “anti-takeover” statute or similar statute or regulation (or provision of the Charter or Bylaws) to become applicable to this Agreement or the Transactions; and (c) if any “control share acquisition,” “fair price,” “moratorium,” “supermajority,” “affiliate transactions,” “business combination,” “anti-takeover” statute or similar statute or regulation (or provision of the Charter or Bylaws) becomes applicable to the Transactions, take all actions within their power to ensure that the Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation (or provision of the Charter or Bylaws) on the Transactions.

6.4 Access. At all times during the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries to, afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance request, to the properties, assets, books and records and personnel of the Company and its Subsidiaries, including financial data and other information (including, for the avoidance of doubt, the work papers of the Company’s auditors to the extent Parent has executed a release in a form reasonably satisfactory to the Company’s auditors), and the Company shall instruct its counsel, lenders, advisors, auditors and other Representatives to reasonably cooperate with Parent’s investigation of the Company and its Subsidiaries and with respect to any reporting requirements applicable to Parent, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would reasonably be expected to cause the loss of any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; provided that, the Company shall use reasonable best efforts to provide to Parent substitute information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets (including source code) of the Company, any of its Subsidiaries or any third Persons, (e) such disclosure relates to interactions with other prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby, or information relating to the analysis, valuation or consideration of the Offer, the Merger or the transactions contemplated hereby; or (f) such documents or information that are reasonably related to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates on the other hand; provided that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall use its reasonable best efforts to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate any of the foregoing clauses (a) through (e); provided, further, that the Company shall use its reasonable best efforts to obtain any required consents or make alternative arrangements to permit such inspection, access or disclosure in a manner that does not give rise to the consequences referred to in the foregoing clauses (a) through (e). Nothing in this Section 6.4 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.4 shall be conducted in a manner that (i) does not unreasonably interfere with the conduct of the businesses of the Company and its Subsidiaries or (ii) create a material risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries (i) shall be subject to the Company’s reasonable safety and security measures and insurance requirements, (ii) shall not include any invasive testing without the written consent of the Company and (iii) may be limited to the extent the Company determines in good faith that such limitation is necessary in light of COVID-19 or any COVID-19 Measures if providing such access would reasonably be expected to jeopardize the health and safety of any employee of the Company or any of its Subsidiaries. The Company may, as it reasonably deems necessary, reasonably designate commercially sensitive material as “Outside Counsel Only Material” or with similar restrictions, and may remove references concerning the valuation of the Company or the Company’s analysis, valuation or consideration of the Offer, the Merger or the transactions contemplated hereby, and such materials and the information contained therein shall be given only to the outside counsel of Parent, and be subject to an additional confidentiality or joint defense agreement between the Parties. Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including as a result of any COVID-19 Measures). Notwithstanding anything to the contrary in this Agreement and except in the ordinary course of business consistent with past practice and not related to the Transactions (or the process contemplated hereby), Parent is not authorized to and shall not (and shall instruct any of its Representatives or Affiliates not to) contact any customer, vendor, competitor or other person who has a material business relationship with the Company or any of its Subsidiaries prior to the Closing without the prior written consent of the Chief Executive Officer or Chief Financial Officer of the Company (not to be unreasonably delayed, conditioned or withheld).

6.5 Section 16 and Rule 14d-10 Matters.

(a) Prior to the Effective Time, the Company shall take all necessary actions to cause the Transactions, and any dispositions of equity securities of the Company (including derivative securities) (including the disposition, cancellation, or deemed disposition and cancellation of Company Common Stock, Company Options or Company RSU Awards) in connection with the Transactions by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

(b) Prior to the Effective Time, the Compensation Committee of the Company Board (the “Compensation Committee”) to the extent required will take such steps to cause each employment compensation, severance or other employee benefit arrangement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee in accordance with the requirements of Rule 14d-10(d)(2) promulgated under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) promulgated under the Exchange Act and satisfy the requirements of the nonexclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

6.6 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time (except to the extent that the indemnification agreement provides for an earlier termination), Parent shall cause the Surviving Corporation and its Subsidiaries to honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements in effect prior to the date hereof between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors, members, managers or officers (and any person who becomes a director, member, manager or officer of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”); provided that such indemnification shall be subject to any limitations imposed from time to time by applicable Law. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation’s and its Subsidiaries’ respective Organizational Documents to contain provisions with respect to indemnification, exculpation and the advancement of expenses of the Indemnified Persons that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Organizational Documents of the Company, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Person in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.6(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and its Subsidiaries shall, and Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the fullest extent permitted by applicable Law, each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly (including reasonable attorneys’ fees and investigation expenses in advance of the final disposition of such Legal Proceeding; provided that such Indemnified Person agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Person is not ultimately entitled to indemnification), to (i) the fact that an Indemnified Person is or was a director, member, manager, officer, employee or agent of the Company or such Subsidiary; or (ii) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, member, manager, officer, employee or agent of the Company or any of its Subsidiaries or as a director, manager, officer, member, manager, employee, agent or other fiduciary of any other Person if taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, member, manager, officer, employee, agent or other fiduciary of another Person (including any employee benefit plan) regardless of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time); except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting in good faith a claim for indemnification pursuant to this Section 6.6(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, Parent and its Subsidiaries shall, and Parent shall cause the Surviving Corporation to, advance all reasonable fees and expenses (including reasonable fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding; provided that such Indemnified Person agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Person is not ultimately entitled to indemnification. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard shall be made by independent legal counsel selected by the Surviving Corporation (which counsel shall be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation.

(c) D&O Insurance. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), at its option, (i) during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to or more favorable than those of the D&O Insurance or (ii) purchase a six (6)-year prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with a comparable credit rating as the Company’s current directors’ and officers’ liability insurance carrier (the “Tail Policy”). In satisfying its obligations pursuant to the first sentence of this Section 6.6(c), the Surviving Corporation shall not be obligated to (A) pay annual premiums in excess of 350% of the amount paid by the Company for coverage for its last full fiscal year prior to the date hereof for the D&O Insurance (such 350% amount, the “Maximum Premium”) or (B) an aggregate cost for the Tail Policy in excess of the Maximum Premium. If the annual premiums of such insurance coverage for the six-year period exceed the Maximum Premium or the aggregate cost for such Tail Policy exceeds the Maximum Premium, then the Surviving Corporation shall only be obligated to obtain a policy with the greatest coverage available for an annual premium not exceeding the Maximum Premium or an aggregate cost for such Tail Policy not exceeding the Maximum Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. In lieu of the foregoing obligations, prior to the Effective Time the Company may and, at Parent’s request, shall use reasonable best efforts to, purchase the Tail Policy; provided, that the aggregate cost for such Tail Policy shall not exceed the Maximum Premium. If the Company purchases the Tail Policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such Tail Policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions shall be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.6.

(e) No Impairment. From and after the Offer Acceptance Time, the obligations set forth in this Section 6.6 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person without the prior written consent of such affected Indemnified Person. From and after the Offer Acceptance Time, each of the Indemnified Persons are intended to be third party beneficiaries of this Section 6.6, with full rights of enforcement of this Section 6.6 as if a Party. The rights of the Indemnified Persons pursuant to this Section 6.6 shall be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Charter and Bylaws; (ii) the Organizational Documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at Law or in equity).

(f) Other Claims. Nothing in this Agreement is intended to, or shall be construed to, release, waive or impair any rights to directors’, managers’, members’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, managers, members, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.6 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.7 Employee Matters

(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change in control,” “change of control” or “sale of the company” within the meaning of each of the Employee Plans, as applicable, shall occur as of the Effective Time.

(b) Existing Arrangements. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all of the Employee Plans in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Parent or the Surviving Corporation from amending or terminating any such Employee Plans or compensation or severance arrangements in accordance with their terms or pursuant to applicable Law.

(c) Employment; Benefits. For a period of one (1) year following the Closing Date (the “Continuation Period”), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) provide to each Continuing Employee, for so long as they are employed during the Continuation Period, (i) a total base salary and target annual cash incentive compensation opportunity that are no less favorable in the aggregate than that provided to such Continuing Employee immediately prior to the Effective Time, (ii) target long-term incentive opportunity that is substantially comparable to that provided to similarly situated employees of Parent and its Subsidiaries, (iii) severance benefits that are no less favorable than those set forth on Schedule 6.7(c), subject to such employee’s execution and non-revocation of a release of claims, and (iv) employee benefits (excluding, for the avoidance of doubt, severance, change in control and other transaction bonuses and compensation, retention bonuses and other non-recurring compensation and benefits) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time.

(d) New Plans. To the extent that an Employee Plan or any employee benefit plan sponsored by the Surviving Corporation and its Subsidiaries (such plans, collectively, the “New Plans”) is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance entitlement), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits for the same period of service, for purposes of any defined benefit pension plan, for purposes of any Employee Plan or employee benefit plan that is a frozen plan or provides grandfathered benefits, or for purposes of any equity incentive awards granted by Parent. In addition, and without limiting the generality of the foregoing, Parent shall (or shall cause the Surviving Corporation and its Subsidiaries to) use its reasonable best efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Employee Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); and (ii) all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e) Cash Incentive Bonuses. With respect to the Company’s annual cash incentive plans (each, a “Company Incentive Plan” ) in effect for the fiscal year ending immediately prior to the fiscal year in which the Effective Time occurs, if annual bonuses in respect of such prior fiscal year have not been paid as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay to each Continuing Employee who remains employed with Parent, the Surviving Corporation or their respective Affiliates through the applicable payment date, at the same time or times that Parent or the Surviving Corporation pays annual bonuses in respect of such fiscal year to other similarly situated employees of Parent or its Subsidiaries, but in no event later than March 15 immediately after the end of such fiscal year, a bonus for such fiscal year (the “Annual Bonus”) that is equal to the Annual Bonus that such Continuing Employee would have been entitled to receive under the applicable Company Incentive Plan for such fiscal year based on actual performance, determined in accordance with the terms and performance criteria set forth in the applicable Company Incentive Plan as in effect for such fiscal year.

(g) Communications. On and after the date hereof, any broad-based written employee notices or communication materials (including any website posting) to be provided or communicated by the Company with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement (including with respect to any actions taken pursuant to Section 2.7 of this Agreement) shall be subject to the prior prompt review and comment of Parent, and the Company shall consider in good faith revising such notice or communication to reflect any comments or advice that Parent timely provides.

(h) No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement and without limiting the generality of Section 9.5, nothing in this Agreement, including this Section 6.7, shall not be deemed to: (i) guarantee employment for any period of time for, or preclude the ability of, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their respective Subsidiaries to discharge or terminate any Continuing Employee or other employee, officer, director, consultant or independent contractor at any time for any reason whatsoever, with or without cause; (ii) subject to compliance with the other provisions of this Section 6.7, require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or alter, limit or prevent the amendment, modification or termination thereof after the Effective Time; (iii) establish, amend or modify any Employee Plan, Old Plan, New Plan or any other benefit or compensation or employment plan, program, agreement or arrangement; or (iv) create any third party beneficiary or other benefits, remedies or rights in any Person, including any current or former employee, officer, director, consultant, independent contractor or Continuing Employee (or beneficiary or dependent thereof).

6.8 Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations pursuant to this Agreement.

6.9 Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release in the form previously agreed to by the Parties, and following such initial press release, the Company and Parent shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon (and consider in good faith any comments made by the other Parties in relation to), any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation and without the prior written consent of (x) the Company in the case of any such press release or public statement by Parent or Merger Sub (which consent shall not be unreasonably withheld, conditioned or delayed) or (y) Parent in the case of any such press release or public statement by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be required for any such press release or public statement required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided that neither Party shall be obligated to engage in such consultation or obtain consent with respect to communications (including communications directed to employees, suppliers, customers, partners, vendors, stockholders and the media or in response to questions from analysts or investors) that are consistent with public statements previously made in accordance with this Section 6.9 and in a manner consistent with its past practice in compliance with applicable Law; provided, further, that, the restrictions set forth in this Section 6.9 shall not apply to any release or public statement (i) made or proposed to be made with respect to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change or any action taken pursuant thereto or (ii) in connection with any dispute between the Parties regarding this Agreement or the Transactions.

6.10 Transaction Litigation. During the Pre-Closing Period, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation; (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (c) give due consideration, and consider in good faith, Parent’s view with respect to any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree or offer to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

6.11 Stock Exchange Delisting; Suspension of Duty to File Reports. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the suspension of the duty to file reports under Section 13 and 15(d) of the Exchange Act as promptly as practicable after such delisting.

6.12 Credit Agreement.

(a) The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions necessary, appropriate or reasonably requested by Parent to facilitate the termination at or prior to the Effective Time of all commitments in respect of the Company Credit Agreement, the repayment in full on the Closing Date of all obligations thereunder, and the release on the Closing Date of any Liens securing the obligations thereunder and guarantees in connection therewith (collectively, the “Payoff and Release”). In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall, (i) at least two (2) Business Days prior to the Closing Date, deliver, or cause to be delivered, to Parent drafts of the Payoff Documents (as defined below) and (ii) prior to the Closing Date, deliver, or cause to be delivered, to Parent an executed payoff letter with respect to the Company Credit Agreement (the “Payoff Letter”) in form and substance reasonably acceptable to Parent from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letter shall, among other things, set forth the amount required to effectuate the Payoff and Release (the “Payoff Amount”) and provide that all obligations outstanding under, and all Liens and guarantees granted in connection with, the Company Credit Agreement shall, upon the payment of Payoff Amount, be released and terminated (the Payoff Letter and other documents contemplated herein, collectively, the “Payoff Documents”).

(b) At or prior to the Effective Time and subject to the satisfaction of the Company’s obligations set forth in Section 6.12(b), Parent will repay (or cause the Company and its Subsidiaries to repay or otherwise cause to be repaid) on behalf of the Company and its Subsidiaries the Payoff Amount in the manner set forth in the Payoff Letter.

6.13 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party shall use their reasonable best efforts to take such action.

6.14 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent approving and adopting this Agreement in accordance with the DGCL.

6.15 Company Financing Covenants

(a) From the date hereof until the Closing or the earlier termination of this Agreement, the Company shall, and shall cause its Subsidiaries to, at Parent’s or Merger Sub’s sole cost and expense and at Parent’s or Merger Sub’s reasonable request, use reasonable best efforts to cooperate with Parent or Merger Sub in connection with the Debt Financing, including by (i) instructing the Company’s and its Subsidiaries’ senior officers with appropriate expertise, at reasonable times and upon reasonable notice and, to participate in (including by preparing for) a reasonable number of bank meetings, due diligence sessions (including accounting due diligence sessions) and similar presentations to and with prospective lenders and rating agencies (which shall be held via teleconference), (ii) assisting with the preparation of customary materials for rating agency presentations, bank information memoranda and other customary marketing and syndication materials in connection with the Debt Financing (including (x) public side versions of such materials that do not include material non-public information, and (y) the delivery of customary authorization letters executed by a senior officer of the Company authorizing the distribution of information to prospective lenders or investors and containing (A) a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their securities and (B) a customary “10b-5” representation by the Company, in each case, solely to the extent relating to information of the Company and its Subsidiaries, (iii) (x) assisting with the preparation of schedules to the definitive financing documentation and (y) (A) executing and delivering any joinder documentation to credit agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents and (B) facilitating the obtaining of guarantees and pledging of collateral and other matters ancillary to the Debt Financing, as may be requested by Parent, including obtaining and perfection of security interests in collateral from and after the Closing (provided that any obligations contained in such documents shall be effective no earlier than as of the Closing) and using commercially reasonable efforts to deliver to the Debt Financing Sources at the Closing (to the extent required by the Debt Commitment Letter) of all certificates representing outstanding equity interests of the Company and each of its Subsidiaries, in each case, customarily required to be delivered under such definitive financing documentation for financings of the type contemplated by the Debt Commitment Letter, any Alternative Debt Commitment Letter and the Existing Credit Agreement; provided, that, for the avoidance for doubt, no obligation of the Company and its Subsidiaries under any such documentation shall be effective until the Closing, (iv) to the extent requested at least five (5) Business Days prior to the Closing Date, providing to Parent or Merger Sub and the Debt Financing Sources at least three (3) Business Days prior to the Closing Date all documentation and other information reasonably requested in connection with applicable “beneficial ownership”, “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, (v) as promptly as practicable after the date hereof, furnishing Parent and the Debt Financing Sources with any pertinent and customary information regarding the Company and/or its Subsidiaries as may be reasonably requested by Parent in connection with the Debt Financing and (vi) using commercially reasonable efforts to assist the Debt Financing Sources in benefiting from the existing lending and investment banking relationships of the Company and its Subsidiaries. The Company consents to the customary and reasonable use of the Company’s logos solely in connection with any Debt Financing; provided, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or Affiliates or the reputation or goodwill of the Company or any of its Subsidiaries or Affiliates.

(b) [Reserved].

(c) Notwithstanding anything in this Agreement to the contrary, (i) no member of the Company or its Affiliates or any of their respective directors, officers, employees or agents shall be required to execute or enter into any certificate, instrument, agreement or other document in connection with the Debt Financing which will be effective prior to the Closing (except the authorization letters contemplated by clause (a)(ii) above, notices of prepayment), (ii) nothing herein shall require cooperation or other actions or efforts on the part of any member of the Company or its Affiliates or any of their respective directors, officers, employees or agents in connection with the Debt Financing to the extent it would interfere unreasonably with the business or operations of the Company or any of its Affiliates, (iii) neither the Company or its Affiliates or any of their respective directors, officers, employees or agents will be required to pay any commitment or other similar fee or to incur any other liability or obligation in connection with the Debt Financing prior to the Closing, (iv) nothing herein shall require the board of directors or similar governing body of any member of the Company prior to the Closing, to adopt resolutions approving or to otherwise approve the agreements, documents or instruments pursuant to which the Debt Financing is made, (v) prior to Closing, no member of the Company or its affiliates or any of their respective directors, officers, employees or agents shall be required to deliver any solvency opinions, solvency certificates or legal opinions in connection with the Debt Financing, (vi) neither the Company or its Affiliates or any of their respective directors, officers, employees or agents will be required to prepare pro forma financial statements, financial projections or to prepare or provide any information relating to the Parent or its Subsidiaries and (vii) the Company and its Subsidiaries will not be considered to have breached any provisions of this Section 6.15 unless the Debt Financing is not obtained primarily as a result of the Company’s or its Subsidiaries’ failure to comply with any provision of this Section 6.15. Nothing in this Section 6.15 shall require the cooperation contemplated in Section 6.15(a) to the extent that it would (A) cause or be reasonably likely to cause any condition to Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement, (B) require any member of the Company to take any action that will conflict with or violate any member of the Company’s organizational documents or any applicable Laws, or result in the contravention of, or would reasonably be expected to result in a violation of, or default under, any Material Contract to which any member of the Company is a party as of the date hereof or (C) interfere unreasonably with the businesses and operations of any member of the Company or its Affiliates.

(d) The Company shall furnish to Parent and the Debt Financing Sources each item of Required Information as soon as practicable after the date hereof (and in any event no later than by the time at which such item of Required Information becomes a condition precedent to the availability of the Debt Financing at the Offer Acceptance Time). The Required Information shall be required to satisfy the representation and warranty set forth in Section 3.9 hereof, and the Company shall promptly furnish any supplement or substitute necessary to cause the Required Information to satisfy such representation and warranty prior to the Offer Acceptance Time.

6.16 Parent’s Financing Covenants.

(a) Parent shall use, and shall cause its Affiliates and its and their respective officers, directors, employees, agents and representatives to use, its reasonable best efforts to arrange, consummate and obtain, as applicable, the Debt Financing on the terms set forth in the Debt Commitment Letter and Existing Credit Agreement on the terms set forth therein, including by using Parent’s reasonable best efforts to (i) at all times prior to Closing, maintain in full force and effect the Debt Commitment Letter (and any definitive agreements entered into in connection therewith) and Existing Credit Agreement in accordance with the terms thereof, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on terms and conditions not less favorable to Parent, taken as a whole (including with respect to the conditionality thereof), than the terms and conditions contained in the Debt Commitment Letter (including the Fee Letter) as of the date hereof; provided, that, there shall be (x) no new or additional conditions to funding the Debt Financing (or expansion of existing conditions to receipt of the Debt Financing from those set forth in Debt Commitment Letter (including the Fee Letter) or Existing Credit Agreement, as applicable, as of the date hereof) nor (y) any amendment, waiver or modification to the Debt Commitment Letter or Existing Credit Agreement (other than amendments, waivers or modifications necessary to implement the “flex” provisions included in the related Fee Letter (if any) as in effect on the date hereof), in a manner that would reasonably be expected to (A) prevent, impede or materially delay the funding of the Debt Financing on the Closing Date or the ability of Parent and its Affiliates to consummate the Closing, (B) reduce the aggregate amount of the Debt Financing or make any portion of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to be obtained, (C) adversely impact the ability of Parent or any of its Affiliates, as applicable, to enforce its rights against other parties to the Debt Commitment Letter or (D) would make the conditions to borrowing under the Existing Credit Agreement more restrictive for Parent and its Affiliates in any material respect or would make an Event of Default under the Existing Credit Agreement more likely to occur in any material respect, (iii) satisfy (or obtain a waiver of) on a timely basis at or prior to the Closing all representations, warranties and conditions to obtaining the Debt Financing set forth in the Debt Commitment Letter (and any definitive agreements entered into in connection therewith) or Existing Credit Agreement and to comply with Parent’s and any of its Affiliates’, as applicable, obligations thereunder, and (iv) at all times prior to Closing, (x) maintain availability to borrow revolving loans under the Existing Credit Agreement needed to consummate the Transactions (taking into account the aggregate amount of the Debt Financing and other funds available to Parent to consummate the Transaction) and (y) ensure that no default or event of default occurs under the Existing Credit Agreement. Parent shall give the Company prompt written notice (and, in any event, within two (2) Business Days) upon (x) becoming aware of any material breach or material default by any party to the Debt Commitment Letter (or any definitive agreements entered into in connection therewith) or Existing Credit Agreement, or (y) receipt by it, any of its Affiliates or any of its or their respective officers, directors, employees, agents or representatives of any notice or other communication from any person with respect to (1) any failure to comply in any material respect with the terms, or any material breach, of the Debt Commitment Letter (or any such definitive agreements) or any event of default under the Existing Credit Agreement by any party thereto, (2) any actual or threatened termination or repudiation (whether in whole or in part) of any of the Debt Commitment Letter (or any such definitive agreements) or the Existing Credit Agreement by any party thereto or (3) any material dispute or disagreement between or among any of the parties to the Debt Commitment Letter (or any such definitive agreements) or the Existing Credit Agreement solely to the extent such disagreement or dispute relates to the obligations (including with respect to the conditions, “flex” provisions or termination provisions thereto) of the parties thereto to fund their commitments thereunder or the availability of the Debt Financing contemplated by the Debt Commitment Letter or the Existing Credit Agreement. Upon reasonable written request, Parent shall inform the Company on a current basis and in reasonable detail of the status of Parent’s efforts to arrange the Debt Financing contemplated by the Debt Commitment Letter and to satisfy the conditions thereof and of the Existing Credit Agreement and material developments concerning the timing of the closing of the Debt Financing contemplated by the Debt Commitment Letter; provided, however, that nothing in this sentence or the immediately preceding sentence shall require Parent to disclose any information that is subject to the attorney-client privilege.

(b) If the Debt Financing contemplated by any of the Debt Commitment Letter or Existing Credit Agreement becomes unavailable on the terms and conditions contemplated therein, in whole or in part, for any or no reason, Parent shall (i) promptly (and, in any event, within two (2) Business Days thereof) notify the Company thereof and (ii) use, and cause its Affiliates and Representatives to use, reasonable best efforts to, as promptly as practicable following the occurrence of such event, arrange for and obtain alternative financing from other sources (which alternative financing shall be in an amount at least equal to the Debt Financing or such unavailable portion thereof) on terms and conditions to funding and availability that are not (unless otherwise consented to in writing by the Company, such consent not to be unreasonably withheld, conditioned or delayed) materially less favorable, in the aggregate, to Parent than those in the Debt Commitment Letter or Existing Credit Agreement, as applicable, in respect of the Debt Financing which has become unavailable (taking into account any “flex” provisions included in the related Fee Letter) and, in any event, without adding new or additional conditions precedent or contingencies, or amending, modifying or expanding existing conditions, to receipt of the Debt Financing from those set forth in the Debt Commitment Letter (including the Fee Letter) or Existing Credit Agreement as of the date hereof, and without inclusion of any other terms that would reasonably be expected to (A) prevent, impede or materially delay the funding of the Debt Financing or the ability of Parent or Merger Sub to consummate the Closing, (B) make any portion of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to be obtained or (C) adversely impact the ability of Parent, Merger Sub or any of its Affiliates, as applicable, to enforce its rights against the other parties to the Debt Commitment Letter or Existing Credit Agreement (any such alternative financing, the “Alternative Debt Financing”) to replace such unavailable Debt Financing and to obtain new financing commitment letters with respect to such Alternative Debt Financing (the “Alternative Debt Commitment Letters”). Parent shall promptly provide to the Company copies of the Alternative Debt Commitment Letters (it being agreed and understood that any fee letter included in the Alternative Debt Commitment Letters may be redacted (with only the fee amounts, “market flex”, pricing terms and other commercially sensitive terms redacted), but in any event, may not be redacted with respect to any condition precedent or contingency to the funding of the Alternative Debt Financing). For the avoidance of doubt, the failure to arrange for any such Alternative Debt Financing does not relieve Parent of any of its obligations under this Agreement. In the event any Alternative Debt Commitment Letters are obtained, (x) any reference in this Agreement to the “Financing” or the “Debt Financing” shall include the debt financing contemplated by such Alternative Debt Commitment Letters and (y) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent not superseded by an Alternative Debt Commitment Letter at the time in question and any Alternative Debt Commitment Letters to the extent then in effect.

(c) Notwithstanding anything herein to the contrary, none of the arrangement, consummation or obtaining of the Debt Financing or any alternative financing (including any Alternative Debt Financing) by Parent is a condition to Closing and the obligations of Parent to consummate the transactions contemplated by this Agreement are not subject to the availability of the Debt Financing or any Alternative Debt Financing.

(d) Parent shall indemnify and hold harmless each member of the Company and their respective Affiliates, officers, directors, employees or agents from and against any and all losses suffered or incurred by any of them in connection with any of their cooperation or assistance with respect to the Debt Financing or the provision of any information utilized in connection therewith or otherwise arising from the Debt Financing except (i) to the extent such losses, damages, claims, costs or expenses that result from the gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives or Affiliates, and (ii) with respect to any losses arising from any material misstatement or omission of a material fact in information provided hereunder in writing by any of the foregoing persons. Parent shall from time to time, promptly upon written request by the Company and in any event at or prior to the Closing, reimburse each member of the Company and their respective Affiliates, officers, directors, employees or agents for any and all out-of-pocket fees, costs or expenses (including fees, costs and expenses of counsel, accountants and other advisors) incurred by any of them in connection with any of their cooperation or assistance with respect to the Debt Financing or the provision of any information utilized in connection therewith or otherwise arising from the Debt Financing (such out-of-pocket fees, costs and expenses, the “Debt Financing Cooperation Expenses” ).

(e) Notwithstanding anything in this Agreement to the contrary, each party hereto, on behalf of itself, its Subsidiaries, each of its Affiliates and each of its Representatives hereby: (i) agrees that any Legal Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including, without limitation, the Debt Commitment Letter or any Alternative Debt Commitment Letter or the Existing Credit Agreement) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the state of New York, County of New York, or, if under applicable laws exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (ii) agrees that any Legal Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing, (iii) agrees not to bring or support any other person or entity or permit any of its Affiliates or Representatives to bring or support any Legal Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter, any Alternative Debt Commitment Letter or the Existing Credit Agreement, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iv) agrees that service of process upon any party hereto or its Affiliates or Representatives in any such Legal Proceeding shall be effective if notice is given in accordance with Section 9.2, (v) irrevocably waives, to the fullest extent that it may effectively do so, any objection to the laying of venue or the defense of an inconvenient forum to the maintenance of such Legal Proceeding, and agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions, (vi) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Legal Proceeding brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter, any Alternative Debt Commitment Letter, the Existing Credit Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vii) agrees that none of the Debt Financing Sources will have any liability to any party hereto or any of its Subsidiaries or any of their respective Affiliates or Representatives (in each case, other than Parent and its Subsidiaries) relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Existing Credit Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and hereby waives any such rights or claims and agrees not to commence any action or proceeding with respect thereto (and, for the avoidance of doubt, such Persons acknowledge and agree that in no event shall the Company or any of its Affiliates or Representatives be entitled to, or permitted to seek, specific performance in respect of any Debt Financing Sources, and nor shall there be any right of the Company or any of its Affiliates or Representatives to enforce specifically any of its or their respective rights under any Debt Commitment Letter or the Existing Credit Agreement or any other agreements relating to the Debt Financing) and agrees that no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature, and (viii) irrevocably agrees that the Debt Financing Sources are express third party beneficiaries of, and may rely on and enforce, any of the provisions of this Section 6.16(e) (together with the defined terms used herein), and that such provisions (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of any of the foregoing provisions) shall not be amended, supplemented, waived or otherwise modified without the prior written consent of the Debt Financing Sources. For the avoidance of doubt, nothing in this Section 6.16(e) shall limit the rights of Parent or Merger Sub (or, after the Closing, the Company or any of its Subsidiaries) against the Debt Financing Sources under the Debt Commitment Letter or the agreements, if any, pertaining to the Debt Financing. This Section 6.16(e) shall supersede any other provision in this Agreement to the contrary.

6.17 Notice of Certain Events. Each of the Company and Parent shall promptly notify the other of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) except with respect to any communications from any Governmental Authority in respect of Antitrust Laws, which communications shall be exclusively governed by the provisions of Section 6.2, any material notice or other material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any Offer Condition not to be satisfied; and (d) any failure of that party to comply with or satisfy its covenants, conditions or agreements to be complied with or satisfied by it hereunder in any material respect; provided that the delivery of any notice pursuant to this Section 6.17 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Notwithstanding anything to the contrary herein, a Party’s failure to comply with this Section 6.17 will not, in and of itself, be taken into account for purposes of determining whether any conditions to the Offer set forth on Annex I or conditions to the Merger set forth in Article VII have been satisfied.

6.18 Resignations. Prior to the Closing, the Company shall use reasonable best efforts to deliver to Parent evidence reasonably satisfactory to Parent of the resignation of each of the directors, officers, members and managers of the Company and its Subsidiaries as requested by Parent prior to the Closing, which resignations shall be effective as of the Effective Time.

ARTICLE VII
CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Transactions. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (to the extent permissible pursuant to applicable Law) in writing at or prior to the Effective Time of each of the following conditions:

(a) Consummation of Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment all of the shares of Company Common Stock validly tendered pursuant to the Offer and not validly withdrawn.

(b) No Prohibitive Laws or Injunctions. No Law or Order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, restricting, enjoining or otherwise making illegal the consummation of the Merger shall have been enacted, entered, promulgated or enforced and be continuing in effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated prior to the Effective Time only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Offer Acceptance Time by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, if any Governmental Authority of competent jurisdiction shall have enacted a Law or issued a final, non-appealable Order, in each case permanently restraining, enjoining or otherwise prohibiting the Offer or Merger or making the consummation of the Offer or Merger illegal; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso) seeking to terminate if the material breach by such Party of its representations, warranties, covenants or obligations set forth in this Agreement has been a principal cause of the issuance of any such enacted Law or final, non-appealable Order;

(c) by either Parent or the Company, at any time prior to the Offer Acceptance Time, if the Closing has not occurred by 11:59 p.m., New York City time, on September 8, 2023 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party (it being understood that Parent and Merger Sub shall be deemed to be a single party for purposes of the foregoing proviso) seeking to terminate if the material breach by such Party of its representations, warranties, covenants or obligations set forth in this Agreement has been a principal cause of the failure of the Closing to have occurred prior to the Termination Date;

(d) by Parent, at any time prior to the Offer Acceptance Time, if the Company or the Company Board (i) has failed to include the Company Board Recommendation in the Schedule 14D-9 or (ii) has effected a Company Board Recommendation Change;

(e) by Parent, at any time prior to the Offer Acceptance Time, if the Company has breached or failed to perform in any material respect any of its representations, warranties (or any such representations or warranties have become inaccurate), covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) would result in a failure of a condition set forth in clause (b) or (c) of Annex I (assuming such time were the Offer Expiration Time) and (ii) is incapable of being cured by the Termination Date, or if capable of being cured by the Termination Date, has not been cured before the earlier of (A) the Termination Date and (B) thirty (30) days (five (5) days in the case of a breach of Section 5.3) following the Company’s actual receipt of written notice of such breach, inaccuracy or failure to perform from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in material breach of its representations, warranties, covenants or agreements set forth in this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 8.1(h) (disregarding the notice and cure rights set forth therein);

(f) by Parent upon prior written notice to the Company in the case of a knowing and intentional material breach of Section 5.3(a) by a director or officer of the Company or any individual set forth on Section 8.1(f) of the Company Disclosure Letter;

(g) by either Parent or the Company if (x) each condition to the Offer (other than the Minimum Condition, and any such conditions that by their nature are to be satisfied at the expiration of the Offer has been satisfied or waived by Parent or Merger Sub (to the extent permitted hereunder) and the Minimum Condition has not been satisfied, and (y) the Offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Parent or Merger Sub to extend the Offer pursuant to Section 2.1(c)), without Parent or Merger Sub having accepted for payment all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in Section 2.1(d); provided that (A) the right to terminate this Agreement pursuant to this Section 8.1(g) shall not be available to Parent if Parent or Merger Sub shall have failed to comply in any material respect with its respective obligations under Section 2.1(c) and Section 2.1(d) and (B) the right to terminate this Agreement pursuant to this Section 8.1(g) shall not be available to the Company if the Company shall have failed to comply in any material respect with its obligations under Section 2.1(j);

(h) by the Company, at any time prior to the Offer Acceptance Time, if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties (or any such representations or warranties have become inaccurate), covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions by the Termination Date and (ii) is incapable of being cured by the Termination Date, or if capable of being cured by the Termination Date, has not been cured before the earlier of (A) the Termination Date and (B) thirty (30) days following Parent’s actual receipt of written notice of such breach, inaccuracy or failure to perform from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if it is then in material breach of its representations, warranties, covenants or agreements set forth in this Agreement which would result in a failure of a condition set forth in clause (b) or (c) of Annex I (assuming such time were the Offer Expiration Time) (disregarding the notice and cure rights set forth therein);

(i) by the Company, if Merger Sub fails to commence the Offer by within eleven Business Days of the date of this Agreement; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(i) if such failure to commence the Offer is principally caused by the material breach by the Company of any representation, warranty, covenant, obligation or agreement of the Company set forth in this Agreement; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(i) until (i) the Company has provided written notice to Parent of the failure of Merger Sub to commence the Offer on the eleventh Business Day following the date of this Agreement and (ii) the earlier of (A) the Termination Date and (B) two (2) Business Days following Parent’s actual receipt of such written notice;

(j) by the Company, at any time prior to the Offer Acceptance Time, in order to enter into a definitive agreement providing for a Superior Proposal in accordance with Section 5.3(d)(ii) substantially concurrently with such termination; provided, that the Company shall pay, or causes to be paid, to Parent in immediately available funds the Company Termination Fee in accordance with Section 8.3(b)(iii) prior to or concurrently with such termination; or

(k) by the Company if the Offer Conditions have been satisfied or waived and (i) if following the expiration of the Offer, Parent or Merger Sub shall have failed to accept for payment all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in Section 2.1(d) or (ii) if, following the Offer Acceptance Time, Parent or Merger Sub shall have failed to purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in Section 2.1(d); provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(k) until (A) the Company has provided to Parent written notice of the failure of Parent or Merger Sub to take the actions described in Section 8.1(i)(i) or Section 8.1(i)(ii) and (B) the earlier of (1) the Termination Date and (2) two (2) Business Days following Parent’s actual receipt of such written notice.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) shall deliver written notice thereof to the other Parties specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate or representative of such Party) to the other Parties, as applicable, except that Article I, Section 6.9, this Section 8.2, Section 8.3 and Article IX (other than Section 9.7(b)) shall each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing, nothing in this Agreement, nor the termination of this Agreement, will relieve any Party from any liability for any fraud or knowing and intentional material breach of this Agreement by such Party prior to termination. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees and expenses whether or not the Transactions are consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent.

(b) Company Payments.

(i) If (A) (x) this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.1(c) (Termination Date) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to Section 8.1(c)), (y) Parent validly terminates this Agreement pursuant to Section 8.1(e) (Material Breach) or (z) this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.1(g) (Offer Conditions) as a result of the failure to satisfy the Minimum Condition; (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, an Acquisition Proposal shall have been publicly announced (or became known to the general public) and has not been publicly withdrawn (or which withdrawal has become known to the general public) at least three (3) Business Days prior to the earlier of the date of the Offer Expiration Time and the date of such termination; and (C) within twelve (12) months following such termination of this Agreement, either an Acquisition Proposal is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Proposal and such Acquisition Proposal is subsequently consummated, then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee prior to or substantially concurrently with such event by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

(ii) If this Agreement is validly terminated pursuant to Section 8.1(d) (Company Board Recommendation Change) or Section 8.1(f) (No Solicitation), then the Company must promptly (and in any event within three (3) Business Days) following such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(j) (Superior Proposal), then the Company must prior to or concurrently with such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d) Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3 and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3 or any portion thereof, the Company will pay to Parent its reasonable out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount due or portion thereof at the annual rate of 5% plus the prime rate as published in the Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(e)   Sole Remedy. If this Agreement is validly terminated pursuant to Section 8.1 in a circumstance in which the Company Termination Fee is owed to Parent and is so paid in accordance with this Agreement (and without limiting Section 9.7(b) prior to such valid termination), except in the case of fraud or a willful breach, Parent’s right to receive the Company Termination Fee to the extent owed pursuant to Section 8.3(b) (and any amounts owed pursuant to Section 8.3(d)) shall be the sole and exclusive remedy of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, and upon payment of such amount (to the extent owed), none of the Company Related Parties shall have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) shall remain obligated with respect to the Confidentiality Agreement and Section 8.2 and Section 8.3(a), as applicable).

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time prior to the Offer Acceptance Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board).

8.5 Extension; Waiver. At any time and from time to time prior to the Offer Acceptance Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party or Parties contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party or Parties with any of the agreements or conditions contained herein applicable to such Party (it being understood that Parent and Merger Sub shall be deemed to be a single Party solely for purposes of this Section 8.5). Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement shall not constitute a waiver of such right. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision hereunder or prior or subsequent breach or default.

ARTICLE IX
GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by electronic mail or by hand (with a written or electronic confirmation of delivery if by electronic mail), in each case to the intended recipient as set forth below:

(a)   if to Parent or Merger Sub or, after the Effective Time, the Company or the Surviving Corporation to:

c/o Nuvei Corporation
1100 Rene-Levesque Boulevard West, Suite 900
Montreal, Quebec H3B 4N4
Attn:	Lindsay Matthews

Email:	lindsay.matthews@nuvei.com

with a copy (which will not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attn:	Evan Rosen

Email:	evan.rosen@davispolk.com

(b)   if to the Company (prior to the Effective Time) to:

c/o Paya Holdings, Inc.
303 Perimeter Center N, Suite 600
Atlanta, Georgia 30346
Attn:	Glenn Renzulli
Mindy Doster

Email:	glenn.renzulli@paya.com
mindy.doster@paya.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn:	Sanford E. Perl, P.C.
Mark A. Fennell, P.C.
Sarkis Jebejian, P.C.
Rachael G. Coffey, P.C.

Email:	sanford.perl@kirkland.com
mark.fennell@kirkland.com
sarkis.jebejian@kirkland.com
rachael.coffey@kirkland.com

Any notice received on any Business Day after 5:00 p.m., or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m., on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or e-mail address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Parties, except that Parent or Merger Sub may, without the consent of any other Party hereto, (i) transfer or assign this Agreement, or its respective rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time, (ii) transfer or assign its respective rights hereunder for collateral security purposes to any lender providing financing to Parent or Merger Sub, and (iii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 9.3 is null and void.

9.4 Entire Agreement. This Agreement, the Confidentiality Agreement, dated November 22, 2022 (the “Confidentiality Agreement”), the Company Disclosure Letter and the Tender and Support Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement shall (a) not be superseded; (b) survive any termination of this Agreement in accordance with the terms of the Confidentiality Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.5 Third Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except (a) if the Effective Time occurs, the rights of the Indemnified Persons as set forth in or as contemplated by Section 6.6, (b) if the Offer Acceptance Time occurs, (A) for the right of the holders of Company Common Stock to receive the Per Share Price or the Merger Consideration, as applicable, following the Offer Acceptance Time or the Effective Time, as applicable, in accordance with Article II, (B) for the right of holders of Company Options and holders of Company RSU Awards to receive the Option Consideration and the RSU Consideration, respectively, in each case, in accordance with Article II and (c) subject to Section 8.2(b), in the event of a knowing and intentional material breach by Parent or Merger Sub, then, following the termination of this Agreement, without limiting any other right or remedy, for the right of the Company to seek damages (including damages based on the loss of the premium offered to holders of Company Common Stock, Company Options and Company RSU Awards) and other relief (including equitable relief) on behalf of the holders of Company Common Stock, Company Options and Company RSU Awards; provided, that such right shall be enforceable only by the Company and not by any such holder.

9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Remedies.

(a)   Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

(b)   Specific Performance. The Parties acknowledge and agree that (A) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions; (B) the Parties will be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (C) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and shall not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (D) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement, in each case based upon the availability of the equitable remedy of specific performance due to the adequacy of remedies available at law. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require or request the obtaining, furnishing or posting of any such bond or other security. The Parties further agree that (x) by seeking the remedies provided for in this Section 9.7, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (y) nothing set forth in this Section 9.7 shall require any Party to institute any Legal Proceeding for (or limit any Party’s right to institute any Legal Proceeding for) specific performance under this Section 9.7 prior or as a condition to exercising any termination right under Article VIII (or prevent a party from pursuing damages concurrently with or after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.7 or anything set forth in this Section 9.7 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter; provided, that in no event shall any Party be entitled to receive both an award of damages and a grant of specific performance of equitable relief which results in the consummation of the Closing.

9.8 Governing Law. This Agreement, all issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement, and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) based on, arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.9 Consent to Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding based on, arising out of or relating to this Agreement or the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.9 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general and specific jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept subject-matter jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy based on, arises out of or relating to this Agreement or the Transactions; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request from any court, including the Chosen Courts; (d) agrees that any Legal Proceeding based on, arising out of or relating to this Agreement or the Transactions shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient or otherwise improper court and agrees not to plead or argue the same; and (f) agrees that it shall not bring any Legal Proceeding based on, arising out of or relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO, BASED ON OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY SEEKING EQUITABLE RELIEF)) DIRECTLY OR INDIRECTLY ARISING OUT OF, BASED ON OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as Parties.

9.12 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to such other representations and warranties (or, with respect to the sections of the Company Disclosure Letter corresponding to the covenants set forth herein, covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other amendment, will be disregarded in determining a Party’s intent or the effectiveness of such signature.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

NUVEI CORPORATION

By:	/s/ David Schwartz
	Name:	David Schwartz
	Title:	Chief Financial Officer

PINNACLE MERGER SUB, INC.

By:	/s/ Vicky Bindra
	Name:	Vicky Bindra
	Title:	Director and Vice-President

PAYA HOLDINGS INC.

By:	/s/ Jeffrey Hack
	Name:	Jeffrey Hack
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex I

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer or the Agreement to the contrary, the obligation of Merger Sub to (and the obligation of Parent to cause Merger Sub to) accept for payment or pay for shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in the clauses below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, neither Parent nor Merger Sub shall be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any validly tendered shares of Company Common Stock, and, to the extent permitted by the Agreement, may terminate the Offer: (i) upon termination of the Agreement in accordance with its terms and (ii) at any scheduled Offer Expiration Time (subject to any extensions of the Offer pursuant to Section 2.1(c) of the Agreement), if: (A) the Minimum Condition or the Termination Condition shall not be satisfied by the Offer Expiration Time (subject to any extensions of the Offer pursuant to Section 2.1(c) of the Agreement) or (B) any of the additional conditions set forth below (other than the conditions set forth in clause (A)) shall not be satisfied or waived in writing by Parent:

(a) there shall have been validly tendered and not validly withdrawn shares of Company Common Stock that, considered together with all other shares of Company Common Stock (if any) beneficially owned by Parent and its Affiliates, represent at least one more share of Company Common Stock than 50% of the total number of shares of Company Common Stock outstanding at the time of the expiration of the Offer (the “Minimum Condition”); provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the Parties shall exclude shares of Company Common Stock validly tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL);

(b) (i) The representations and warranties set forth in Section 3.11(b) shall be true and correct in all respects as of the date of the Agreement and as of the Offer Expiration Time as if made at and as of the Offer Expiration Time; (ii) the representations and warranties set forth in Section 3.6(a), Section 3.6(b), Section 3.6(d), Section 3.6(e)(iii) and Section 3.6(g) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of the Agreement and as of the Offer Expiration Time as if made at and as of the Offer Expiration Time (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all respects, except for any de minimis inaccuracies, as of such earlier date); (iii) the representations and warranties set forth in Section 3.1(a), Section 3.2, Section 3.3, Section 3.4(a)(i), Section 3.6(c), Section 3.6(e)(i), (ii) and (iv), Section 3.7(b) (with respect to any material Subsidiaries), Section 3.7(c) (with respect to any material Subsidiaries) and Section 3.28: (A) to the extent not qualified or limited by the word “material,” “materiality” or “Company Material Adverse Effect” as set forth therein, shall be true and correct in all material respects as of the date of the Agreement and as of the Offer Expiration Time as if made at and as of the Offer Expiration Time (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and (B) to the extent qualified or limited by the word “material,” “materiality” or “Company Material Adverse Effect” as set forth therein, shall be true and correct in all respects (giving effect to any limitation or qualification that includes the word “material,” “materiality” or “Company Material Adverse Effect” set forth therein) as of the date of the Agreement and as of the Offer Expiration Time as if made at and as of the Offer Expiration Time (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all respects (giving effect to any limitation or qualification that includes the word “material,” “materiality” or “Company Material Adverse Effect” set forth therein) as of such earlier date), and (iv) other than the representations and warranties expressly referenced in the foregoing clauses (i), (ii) and (iii), the other representations and warranties set forth in Article III shall be true and correct (without giving effect to any limitation or qualification that includes the word “material,” “materiality” or “Company Material Adverse Effect” set forth therein) as of the date of the Agreement and as of the Offer Expiration Time as if made at and as of the Offer Expiration Time (except to the extent that any such representation and warranty expressly relate to an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any limitation or qualification that includes the word “material,” “materiality” or “Company Material Adverse Effect” set forth therein) as of such earlier date), except in the case of this clause (iv) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(c) the Company shall have performed and complied in all material respects with the covenants, obligations and agreements in this Agreement required to be performed and complied with by it at or prior to the Offer Expiration Time;

(d) Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, dated as of the date on which the Offer Acceptance Time occurs, certifying that the conditions set forth in clauses (b), (c) and (g) of this Annex I have been satisfied;

(e) any waiting period applicable to the Offer under the HSR Act shall have expired or otherwise been terminated;

(f) no Law or Order (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction prohibiting, restricting, enjoining or otherwise making illegal the consummation of the Offer or the Merger shall have been enacted, entered, promulgated or enforced and be continuing in effect;

(g) since the date hereof, there shall not have occurred a Company Material Adverse Effect;

(h) the Offer Acceptance Time shall not be until the date that is 45 days after the date hereof; and

(i) the Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer in accordance with the Agreement and applicable Law. The foregoing conditions are for the sole benefit of Parent and Merger Sub and (except for the Minimum Condition and the Termination Condition) may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure or delay by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.